Registration No. 000-30813

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 5 to SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ALPHARX, INC.
(Name of Small Business Issuer in its Charter)

Delaware	2834	98-0177440
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

200-168 Konrad Crescent
Markham, Ontario, Canada, L3R 9T9
(905) 479-3245
(Address and Telephone Number of
Principal Executive Offices and
Principal Place of Business)

Michael Lee
200-168 Konrad Crescent
Markham, Ontario, Canada, L3R 9T9
(905) 479-3245
(Name, Address and Telephone Number
of Agent for Service)

with copies to:

David M. Pedley and Robert E. Fleu, Esqs.
Pedley Zielke Gordinier & Pence, PLLC
2000 Meidinger Tower
Louisville, Kentucky 40202
(502) 589-4600

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [X]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box [ ]

CALCULATION OF REGISTRATION FEE

TITLE OF	AMOUNT TO	PROPOSED	PROPOSED	AMOUNT OF
EACH CLASS	BE	MAXIMUM	MAXIMUM	REGISTRATION
OF	REGISTERED	OFFERING	AGGREGATE	FEE
SECURITIES		PRICE	OFFERING
TO BE			PRICE
REGISTERED

Common Stock	93,905,994	$0.38[1]	$35,684,277	$4522.00[2]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

FILED WITH THE SEC AS OF JULY 12, 2005

_____________________
1 Based on the average of the bid and asked prices on September 7, 2004.
2 Previously Paid.

ALPHARX, INC.

This prospectus has been issued and prepared by AlphaRx, Inc., a Delaware corporation whose principal place of business is 200-168 Konrad Crescent, Markham, Ontario, Canada, L3R 9T9 (905) 479-3245. This prospectus covers 93,905,994 shares of our common stock that may be offered for resale by the selling security holders named in this prospectus and the persons to whom such selling security holders may transfer their shares. The selling security holders acquired their common stock and warrants to purchase common stock directly from us in private placements that were exempt from the registration requirements of federal and state securities laws. We will not receive any proceeds from the sale of these shares by the selling security holders, but we will receive proceeds from the exercise of the warrants, if any.

Our common stock is quoted on the Over the Counter Market under the symbol "ALRX." On July 5, 2005 our last reported sale price of our common stock on the Over the Counter Market was $0.10 per share.

The selling security holders may sell their shares from time to time on the Over the Counter Market or otherwise, in one or more transactions at fixed prices, at prevailing market prices at the time of sale or at prices negotiated with purchasers. The selling security holders will be responsible for any commissions or discounts due to brokers or dealers. We will pay substantially all expenses of registration of the shares covered by this prospectus.

Investing in our common stock involves risk. Please see "RISK FACTORS" beginning on page 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Filed with the SEC as of July 12, 2005.

FORWARD-LOOKING STATEMENTS	3

RISK FACTORS	3

USE OF PROCEEDS	12

SELLING SECURITY HOLDERS	12

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS	15

PLAN OF OPERATION	18

CAPITALIZATION	18

SELECTED FINANCIAL DATA	19

DESCRIPTION OF BUSINESS	19

PLAN OF DISTRIBUTION	32

LEGAL PROCEEDINGS	34

MANAGEMENT	34

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	36

DESCRIPTION OF CAPITAL STOCK	37

MANAGEMENT'S DISCUSSION AND ANALYSIS	38

DESCRIPTION OF PROPERTY	45

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	45

MARKET FOR COMMON EQUITY	45

EXECUTIVE COMPENSATION	46

CHANGES IN ACCOUNTANTS	49

INDEMNIFICATION OF OFFICERS AND DIRECTORS	49

WHERE YOU CAN FIND MORE INFORMATION	53

FINANCIAL STATEMENTS	55

All dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

About This Prospectus

This prospectus is part of a registration statement we filed with the U.S. Securities and Exchange Commission. You should rely only on the information provided in this prospectus. The selling security holders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. Applicable SEC rules may require us to update this prospectus in the future. This preliminary prospectus is subject to completion prior to this offering.

THE OFFERING:

Common stock offered by the selling security holders: 93,905,994

Use of Proceeds: We will not receive proceeds from the sale of shares by the selling security holders.

FORWARD-LOOKING STATEMENTS

This prospectus contains "forward-looking" statements that involve risks and uncertainties. Forward-looking statements include statements about the desired or believed utility and market for our potential products, future of the biotechnology and biopharmaceutical industry, statements about future business plans and strategies, and most other statements that are not historical in nature. Because forward-looking statements involve risks and uncertainties, there are factors, including those discussed below, that could cause actual results to be materially different from any future results, performance or achievements expressed or implied. Accordingly, readers should not place undue reliance on forward-looking statements. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in our common stock. The risks described below are not the only ones facing our company. Additional risks not presently known to us or which we currently consider immaterial may also adversely affect our business. We have attempted to identify the major factors under the heading "Risk Factors" that could cause differences between actual and planned or expected results, but we cannot assure you that we have identified all of those factors. If any of the following risks actually happen, our business, financial condition and operating results could be materially adversely affected. In this case, the trading price of our common stock could decline, and you could lose part or all of your investment.

Business Factors

We have incurred net losses to date and depend on outside capital.

We will require substantial funds to: (1) continue our research and development programs, (2) acquire technologies by license or purchase, and (3) conduct preclinical studies and clinical trials. We will almost certainly need to raise additional capital to fund our operations repeatedly. We may raise such capital through public or private equity financings, partnerships, debt financings, bank borrowings, or other sources. Our capital requirements will depend upon numerous factors, including the following:

  the establishment of collaborations
  the development of competing technologies or products
  changing market conditions
  the cost of protecting our intellectual property rights
  marketing initiatives for Flexogan in the Canadian marketplace the progress of our research and development programs, the progress of our collaborations and receipt of any option/license, milestone and royalty payments resulting from those collaborations technology acquisition opportunities
  trademark and patent applications

Additional funding may not be available on favorable terms or at all. If adequate funds are not otherwise available, we may curtail operations significantly or even cease operations. To obtain additional funding, we may need to enter into arrangements that require us to relinquish rights to certain technologies, products and/or potential markets. To the extent that additional capital is raised through the sale of equity, or securities convertible into equity, you may experience dilution of your proportionate ownership of the company.

Our lack of operating experience may cause us difficulty in managing our growth. We have no experience in manufacturing or procuring products in commercial quantities and conducting other later-stage phases of the regulatory approval process, and we have only limited experience in negotiating, establishing and maintaining strategic relationships. Our ability to manage our growth, if any, will require us to improve and expand our management and our operational and financial systems and controls. If our management is unable to manage growth effectively, our business and financial condition would be materially harmed. In addition, if rapid growth occurs, it may strain our operational, managerial and financial resources.

Our business is subject to technological obsolescence. Biotechnology and related pharmaceutical technology have undergone and are subject to rapid and significant change. We expect that the technologies associated with biotechnology research and development will continue to emerge rapidly. Our future will depend in large part on our ability to maintain a competitive position with respect to these technologies. Any compounds, products or processes that we develop may become obsolete before we recover any expenses incurred in connection with developing these products.

We face intense competition in the biotechnology and pharmaceutical industries. We have numerous competitors in the United States and elsewhere. Our competitors include major, multinational pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions. Many of these competitors have greater financial and other resources, larger research and development staffs and more effective marketing and manufacturing organizations, than we do. In addition, academic and government institutions have become increasingly aware of the commercial value of their research findings. These institutions are now more likely to enter into exclusive licensing agreements with commercial enterprises, including our competitors, to market commercial products. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical and established biotechnology companies. Many of these competitors have significant products that have been approved or are in development and operate large, well-funded research and development programs.

Our competitors may succeed in developing or licensing technologies and products that are more effective or less costly than any we are developing. Our competitors may succeed in obtaining United States Food and Drug Administration ("FDA") or other regulatory approvals for product candidates before we do. In particular, we face direct competition from many companies focusing on delivery technologies. Products resulting from our research and development efforts, if approved for sale, may not compete successfully with our competitors' existing products or products under development.

We will depend on third parties to manufacture and market our products. We do not have, and do not intend to develop, internal facilities for the manufacture of any of our products for clinical or commercial production. We will need to develop relationships with third-party manufacturing resources, enter into collaborative arrangements with licensees or other parties which have established manufacturing capabilities or elect to have other third parties manufacture our products on a contract basis. We expect to be dependent on such collaborators or third parties to supply us in a timely way with products manufactured in compliance with standards imposed by the FDA and foreign regulators. The manufacturing facilities of contract manufacturers may not comply with applicable manufacturing regulations of the FDA nor meet our requirements for quality, quantity or timeliness.

If we develop products eligible for commercial sale, we will need to rely on third parties such as licensees, collaborators, joint venture partners or independent distributors to market and sell those products. We may not be able to obtain access to a marketing and sales force with sufficient technical expertise and distribution capability. Also, we will not be able to control the resources and effort that a third party will devote to marketing our products. If we are unable to develop and maintain relationships for the necessary marketing and sales capabilities, we may fail to gain market acceptance for our products, and our revenues could be impaired.

We depend on key personnel to develop our products and pursue collaborations. We are highly dependent on Mr. Michael Lee, our President and Chief Executive Officer, and our other senior executives. The loss of any of these persons, or failure to attract or retain other key personnel, could prevent us from pursuing collaborations or developing our products and core technologies. We have not entered into an employment agreement with any of our senior executives.

Recruiting and retaining qualified scientific personnel to perform research and development work are critical to our success. There is intense competition for qualified scientists and managerial personnel from numerous pharmaceutical and biotechnology companies, as well as from academic and government organizations, research institutions and other entities. In addition, we may face particular difficulties because there are a limited number of scientists specializing in carbohydrate chemistry, a principal focus of our company.

We expect to rely on consultants and advisors, including our scientific and clinical advisors, to assist us in formulating our research and development strategy. Any of those consultants or advisors could be employed by other employers, or be self-employed, and might have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. Such other employment, consulting or advisory relationships could place our trade secrets at risk, even if we require non-disclosure agreements. We may be unable to retain key employees or recruit additional qualified personnel. Because of the specialized scientific nature of our business, we are highly dependent upon qualified scientific, technical, and managerial personnel. There is intense competition for qualified personnel in our business. Therefore, we may not be able to attract and retain the qualified personnel necessary for the development of our business. The loss of the services of existing personnel, as well as the failure to recruit additional key scientific, technical, and managerial personnel in a timely manner would harm our research and development programs and our business.

We have incurred annual operating losses since our inception. As a result, at March 31, 2005, we had an accumulated deficit of $8,415,598. Our gross revenues for the six months ended March 31, 2005 and March 31, 2004 were $25,146 and $362,610 respectively. Our gross revenues for the years ended September 30, 2004 and September 30, 2003 were $383,824 and $52,925 respectively. Our revenues have not been sufficient to sustain our operations. As a result, we have sustained a loss of $1,255,778 for the six months ended March 31, 2005 as compared to $1,532,368 for the six months ended March 31, 2004. We also sustained a loss of $ 2,933,840 for the year ended September 30, 2004, compared to a loss of $1,414,597 for the year ended September 30, 2003.

Revenues since 2003 to the present have consisted primarily of revenue from sales of Flexogan in Canada. In order to achieve profitability our marketing activities will have to increase as well as our sales and there is no assurance that sales can increase to such a level. With continued research and development costs, we anticipate incurring losses for the foreseeable future.

We believe that satisfying our long-term capital requirements will require at least the successful commercialization of one of our over-the-counter health care products. However, our products may never become commercially successful, and we may never be profitable.

We face significant competition in the over-the-counter health care market. The over-the-counter health care market is highly competitive and is characterized by the frequent introduction of new products, including the migration of prescription drugs to the over-the-counter market, often accompanied by major advertising and promotional support. These introductions may adversely affect our business, especially because we compete in categories in which product sales are highly influenced by advertising and promotions. Our competitors include large over-the-counter pharmaceutical companies such as Pfizer, Inc. and Johnson and Johnson, consumer products companies such as Procter & Gamble Co., many of which have considerably greater financial and other resources than we do. Many of these competitors are better positioned to spend more on research and development, employ more aggressive pricing strategies, utilize greater purchasing power, build stronger vendor relationships and develop broader distribution channels than we. In addition, our competitors may use aggressive spending on trade promotions and advertising as a strategy for building market share, at the expense of their competitors, including us. If we are unable to introduce new and innovative products that are attractive to consumers, or are unable to allocate sufficient resources to effectively advertise and promote our products so that they achieve wide spread market acceptance, we may not be able to compete effectively, and our operating results and financial condition may be adversely affected.

If our pharmaceutical products receive regulatory approval, our competitors may eventually include large pharmaceutical companies with superior resources. We are engaged in a rapidly changing and highly competitive field. To date, we have concentrated our efforts primarily on one pharmaceutical product - Indaflex - for treating arthritis and other inflammatory indications. Like the market for any pharmaceutical product, the market for treating arthritis and these other indications has the potential for rapid, unpredictable and significant technological change. Competition is intense from specialized biotechnology companies, major pharmaceutical and chemical companies and universities and research institutions. We currently have no products approved for sale in the U.S. If we are successful in obtaining approval for one of our products, our future competitors will have substantially greater financial resources, research and development staff and facilities, and regulatory experience than we do. Major companies in the field of osteoporosis treatment include Novartis, Wyeth, Merck, Eli Lilly, Aventis and Procter & Gamble. Any one of these potential competitors could, at any time, develop products or a manufacturing process that could render our technology or products noncompetitive or obsolete.

Our technology or products could give rise to product liability claims. Our business exposes us to the risk of product liability claims that are a part of human testing, manufacturing and sale of pharmaceutical products. The administration of drugs to humans can result in product liability claims even if our products are not actually at fault for causing an injury. Furthermore, our products may cause, or may appear to cause, adverse side effects or potentially dangerous drug interactions that we may not learn about or understand fully until the drug is actually manufactured and sold.

Product liability claims can be expensive to defend and may result in large judgments against us. Even if a product liability claim is not successful, the adverse publicity, time, and expense involved in defending such a claim may interfere with our business. We may not have sufficient resources to defend against or satisfy these claims. We currently maintain $5,000,000 in product liability insurance coverage and plan to increase this coverage as our products advance. However, these amounts may not be sufficient to protect us against losses or may be unavailable in the future on acceptable terms, if at all. This liability may result from claims made directly by consumers or by pharmaceutical companies or others selling such products.

It is possible that any insurance obtained will provide inadequate coverage against potential liabilities. Our inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or limit the commercialization of any products we develop. A successful product liability claim in excess of our insurance coverage could exceed our net worth. While we desire to reduce our risk by obtaining indemnity undertakings with respect to such claims from licensees and distributors of our products, we may not be able to obtain such undertakings and, even if we do, they may not be sufficient to limit our exposure to claims.

Proprietary Information

We believe our product candidates will be based on novel technologies. Development and protection of our intellectual property are critical to our business. If we do not adequately protect our intellectual property, competitors may be able to practice our technologies. Our success depends in part on our ability to:

  obtain patent protection for our products or processes both in the United States and other countries;

  protect trade secrets; and
  prevent others from infringing on our proprietary rights.

We do not believe that our carbohydrate-drug conjugates will infringe any third-party patents covering the underlying drug. However, there can be no assurance that we will receive a patent for our carbohydrate-drug conjugates.

Since patent applications in the United States are maintained in secrecy until patents are issued, and since publication of discoveries in the scientific or patent literature often lag behind actual discoveries, we cannot be certain that we are the first to make the inventions to be covered by the patent applications we have filed and those we intend to file. The patent position of biopharmaceutical firms generally is highly uncertain and involves complex legal and factual questions. The U.S. Patent and Trademark Office has not established a consistent policy regarding the breadth of claims that it will allow in biotechnology patents. If it allows broad claims, the number and cost of patent interference proceedings in the U.S. and the risk of infringement litigation may increase. If it allows narrow claims, the risk of infringement may decrease, but the value of our rights under our patents, licenses and patent applications may also decrease.

We cannot assure you that patent applications in which we have rights will ever issue as patents or that the claims of any issued patents will afford meaningful protection for our technologies or products. In addition, patents issued to us or our licensors may be challenged and subsequently narrowed, invalidated or circumvented. Litigation, interference proceedings or other governmental proceedings that we may become involved in with respect to our proprietary technologies or the proprietary technology of others could result in substantial cost to us. Patent litigation is widespread in the biotechnology industry, and any patent litigation could harm our business. Costly litigation might be necessary to protect our patent position or to determine the scope and validity of third-party proprietary rights, and we may not have the required resources to pursue such litigation or to protect our patent rights. An adverse outcome in litigation with respect to the validity of any of our patents could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties or require us to cease using a product or technology.

We also rely upon trade secrets, proprietary know-how and continuing technological innovation to remain competitive. Third parties may independently develop such know-how or otherwise obtain access to our technology. While our employees, consultants and corporate partners with access to proprietary information generally will be required to enter into confidentiality agreements, these agreements may not be honored. We also rely on trade secrets to protect our inventions. Our policy is to include confidentiality obligations in all research contracts, joint development agreements and consulting relationships that provide access to our trade secrets and other know-how. However, parties with confidentiality obligations could breach their agreements causing us harm. If a confidentiality obligation were to be breached, we may not have the financial resources necessary for a legal challenge. If licensees, consultants or other third parties use technological information independently developed by them or by others in the development of our products, disputes may arise from the use of this information and as to the ownership rights to products developed using this information. These disputes may not be resolved in our favor.

We are not aware of infringing on any third party's patents, nor are we aware of any third party infringing on any of our patents or patent applications.

Patents issued to third parties may cover our products as ultimately developed. We may need to acquire licenses to these patents or challenge the validity of these patents. We may not be able to license any patent rights on acceptable terms or successfully challenge such patents. The need to do so will depend on the scope and validity of these patents and ultimately on the final design or formulation of the products and services that we develop. We may not be able to meet our obligations under those licenses that we do enter into. If we enter into a license agreement for intellectual property underlying any of our products, and that license were to be terminated, we may lose our right to market and sell any products based on the licensed technology.

Health Care Industry Factors

Health care cost containment initiatives may limit our returns. Our ability to commercialize our products successfully will be affected by the ongoing efforts of governmental and third-party payors to contain or reduce the cost of health care. Governmental and other third-party payors increasingly are attempting to contain health care costs by:

  challenging the prices charged for health care products and services limiting both coverage and the amount of reimbursement for new therapeutic products denying or limiting coverage for products that are approved by the FDA but are considered experimental or investigational by third-party payors.
  refusing in some cases to provide coverage when an approved product is used for disease indications in a way that has not received FDA marketing approval

In addition, the trend toward managed health care in the United States, the growth of organizations such as health maintenance organizations, and legislative proposals to reform healthcare and government insurance programs could significantly influence the purchase of healthcare services and products, resulting in lower prices and reducing demand for our products.

Even if we succeed in bringing any products to the market, they may not be considered cost-effective and third-party reimbursement might not be available or sufficient. If adequate third-party coverage is not available, we may not be able to maintain price levels sufficient to realize an appropriate return on our investment in research and product development. In addition, legislation and regulations affecting the pricing of pharmaceuticals may change in ways adverse to us before or after any of our proposed products are approved for marketing. While we cannot predict whether any such legislative or regulatory proposals will be adopted, the adoption of such proposals could make it difficult or impossible to sell our products.

Environmental regulations may affect our manufacturers and other contractors. Pharmaceutical research and development involves the controlled use of hazardous materials including but not limited to certain hazardous chemicals and radioactive materials. In connection with research, development and manufacturing activities, biotechnology and biopharmaceutical companies are subject to federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials, biological specimens and wastes. As we have limited in-house research, development or manufacturing facilities, we may be affected by environmental regulations. Additionally, our contractors and others conducting research, development or manufacturing activities for us may be required to incur significant costs to comply with environmental and health and safety regulations in the future, and this could in turn affect our costs of doing business and might ultimately interfere with timely completion of research or manufacturing programs if those third parties are unable to comply with environmental regulatory requirements.

Our research and development activities have involved, and will continue to involve, animal testing. Such activities have been the subject of controversy and adverse publicity. Animal rights groups and other organizations and individuals have attempted to stop animal testing activities by pressing for legislation and regulation in these areas. To the extent the activities of these groups are successful, our business could be materially harmed.

Stock Market Factors

Stock prices for biopharmaceutical and biotechnology companies are volatile. The market price for securities of biopharmaceutical and biotechnology companies historically has been highly volatile, and the market from time to time has experienced significant price and volume fluctuations that are unrelated to the operating performance of such companies. Fluctuations in the trading price or liquidity of our common stock may adversely affect our ability to raise capital through future equity financings.

Factors that may have a significant impact on the market price and marketability of our common stock include:

  announcements of technological innovations or new commercial therapeutic products by us, our collaborative partners or our present or potential competitors announcements by us or others of results of preclinical testing and clinical trials developments or disputes concerning patent or other proprietary rights adverse legislation, including changes in governmental regulation and the status of our regulatory approvals or applications changes in health care policies and practices
  economic and other external factors, including general market conditions

In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted. If a securities class action suit is filed against us, we would incur substantial legal fees and our management's attention and resources would be diverted from operating our business in order to respond to the litigation.

Purchasers of stock may be subject to substantial dilution.

We cannot guarantee that our Board of Directors will have a majority of independent directors in the future. In the absence of a majority of independent directors, our executive officers, who are also principal stockholders and directors, could establish policies and enter into transactions without independent review and approval thereof. This could present the potential for a conflict of interest between the Company and its stockholders generally and the controlling officers, stockholders or directors.

Our common stock is classified as a "penny stock" under SEC rules which may make it more difficult for our stockholders to resell our common stock. Our common stock is traded on the OTC Bulletin Board. As a result, the holders of our common stock may find it more difficult to obtain accurate quotations concerning the market value of the stock. Stockholders also may experience greater difficulties in attempting to sell the stock than if it was listed on a stock exchange or quoted on the Nasdaq National Market or the Nasdaq Small-Cap Market. Because AlphaRx common stock is not traded on a stock exchange or on Nasdaq, and the market price of the common stock is less than $5.00 per share, the common stock is classified as a "penny stock." Rule 15g-9 of the Securities Exchange Act of 1934 imposes additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as an "established customer" or an "accredited investor." This includes the requirement that a broker-dealer must make a determination that investments in penny stocks are suitable for the customer and must make special disclosures to the customer concerning the risks of penny stocks. Application of the penny stock rules to our common stock could adversely affect the market liquidity of the shares, which in turn may affect the ability of holders of our common stock to resell the stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling security holders.

SELLING SECURITY HOLDERS

The table below lists the selling stockholders and other information regarding the beneficial ownership of the common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder as of October 7, 2004, based on each such selling stockholder's ownership of common stock and warrants, assuming exercise of the warrants held by such selling stockholder without regard to any limitations on exercise. The third column lists the number of shares of common stock that may be resold under this prospectus. The fourth columns list the number of shares of common stock owned and the percentage of common stock owned after the resale of the common stock registered under this prospectus. None of the selling stockholders have had any material relationship with us within the past three years, with the exception of Sunrise Securities Corporation. Sunrise Securities Corporation has served as AlphaRx's investment banking advisor. Any selling stockholder who is an affiliate of a registered broker-dealer purchased his shares in the ordinary course of business. At the time of the purchase by any selling stockholder, each selling stockholder had no agreement or understanding, either direct or indirect, with any person to distribute any of the securities being registered under this prospectus. The total number of shares of our common stock outstanding as of July 12, 2005 was 57,508,112.

Beneficial ownership is determined in accordance with the rules of the Securities Exchange Commission, and includes voting and investment power with respect to shares. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days after July 12, 2005 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other shareholder. Under the terms of our warrants, a selling stockholder may not exercise such warrants to the extent such exercise would cause such selling stockholder, together with his or its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of warrants which have not been exercised. The number of shares in the second and third columns does not reflect this limitation.

Name of Selling	Common Stock	Common Stock	Common Stock
Stockholder	Beneficially Owned	Offered by this	Owned After
	Prior to Offering	Prospectus	Offering
Ajax Partners	3,333,334	3,333,334	0
Balestra Spectrum	2,000,000	2,000,000	0
Basso Equity Opportunity	733,400	733,400	0
Basso MultiStrategy	2,600,000	2,600,000	0
BayStar Capital II, L.P.[3]	3,333,334	3,333,334	0
Bristol Investment Fund, Ltd.	2,666,666	2,666,666	0
Terence Byrne	200,000	200,000	0
CGT Management	2,666,666	2,666,666	0
Cordillera Fund LP	2,666,666	2,666,666	0
Cranshire Capital	3,333,334	3,333,334	0
De Parys Holdings	666,666	666,666	0
Enable Capital, LLC	1,333,334	1,333,334	0
Richard Hollander	533,334	533,334	0
J. Mitchell Hull	666,666	666,666	0
John Lemak IRA Rollover Account	666,666	666,666	0
North Sound Legacy Fund, LLC	133,334	133,334	0
North Sound Legacy International Ltd.	4,466,666	4,466,666	0

_____________________
3 BayStar Capital Management, LLC is the General Partner of BayStar Capital II, L.P. Bay East L.P., Lawrence Goldfarb, and Steven M. Lamar are the three managing members of the general partner. Acting together they exercise shared voting and investment control over the securities beneficially owned by BayStar Capital II, L.P. Steve Derby is the general partner of Bay East L.P. BayStar Capital II, L.P. may be deemed to be an affiliate of SDS Capital Group SPC, Ltd. and therefore may be deemed to beneficially own shares held by SDS Capital Group SPC, Ltd. See footnote #4 below.

A registered broker-dealer with the NASD and each is an underwriter for this offering.

North Sound Institutional Fund, LLC	2,066,666	2,066,666	0
Sandor Capital Master Fund LP	1,333,334	1,333,334	0
Brad van Siclen	200,000	200,000	0
Verondica Investments Ltd.	666,666	666,666	0
Chu Yee-Wan	1,068,000	1,068,000	0
Theodore H. Friedman	800,000	800,000	0
Malcom Hoenlein	400,000	400,000	0
William Jeffrey	666,666	666,666	0
Yoni Leifer	1,312,293	1,312,293	0
Jay Lobell	700,000	700,000	0
Smithfield Fiduciary LLC[4]	3,333,334	3,333,334	0
SRG Capital	1,000,000	1,000,000	0
Ronald Urvater	680,000	680,000	0
Marie E. Roberts	400,000	400,000	0
Gilad Ottensoser	411,334	411,334	0
Merkin Venture Management, LLC	466,666	466,666	0
Sol Merkin	466,666	466,666	0
Kenneth Greif	1,333,334	1,333,334	0
Victor J. and Jody C. Dowling	2,000,000	2,000,000	0
Michael Berlin	1,333,334	1,333,334	0
Richard Stone	1,871,756	1,871,756	0
Shai Stern	1,124,100	1,124,100	0
WEC Partners, LLC	1,561,250	1,561,250	0
Bristol Investment Fund	3,118,333	3,118,333	0
Michael Weinberger	778,959	778,959	0
Vertical Ventures, LLC	1,556,250	1,556,250	0
Platinum Partners Global Fund	777,917	777,917	0
SDS Capital Group[5]	7,804,170	7,804,170	0

_____________________
4 Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and consequently has voting control and investment discretion over securities held by Smithfield. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Smithfield.

Joshua Golomb	100,000	100,000	0
David Bartash	1,500,000	1,500,000	0
Paul Scharfer	6,206,240	6,206,240	0
Balesta Capital Partners LP	2,666,666	2,666,666	0
Nathan Low[6]	5,322,386	5,322,386	0
Derek Caldwell[7]	4,756,097	4,756,097	0
Sunrise Foundation Trust	281,078	281,078	0
Jay Rodin	328,000	328,000	0
John Gallagher	8,100	8,100	0
Legend Merchant Group, Inc.	70,000	70,000	0
Randy Fields	42,000	42,000	0
Bartholomew International Investments, LLC[8]	1,000,000	1,000,000	0
Chai Lifeline, Inc.	374,333	374,333	0
Marcia Kuchar	20,000	20,000	0

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market for Our Common Stock

Our stock is traded in the over-the-counter market and its quotations are carried in the Electronic Bulletin Board of the National Association of Securities Dealers, Inc.

Shares Subject to Future Issuance

Warrants, other than those issued to the selling security holders, have been issued for up to 670,275 shares of common stock at $1.10 per share. These warrants expire on December 19, 2005. Warrants for an additional 75,524 shares of common stock at a price of $0.65 per share expire on June 30, 2006. Finally, warrants for 3,000,000 shares of common stock at an exercise price of $0.05 per share expire on September 1, 2007.

_____________________
5 SDS Management, LLC is the investment advisor of SDS Capital Group SPC, Ltd. Steve Derby is the managing member of SDS Management, LLC, and as such, has voting and investment control over the securities beneficially owned by SDS Capital Group SPC, Ltd. SDS Capital Group SPC, Ltd. may be deemed to be an affiliate of BayStar Capital II, L.P. and therefore may be deemed to beneficially own shares held by BayStar Capital II, L.P. See footnote #2 above.
6 A warrant for one million shares of common stock held by Mr. Low is not exercisable until February 2, 2005 under the terms of the warrant despite being registered in this prospectus.
7 A warrant for one million shares of common stock held by Mr. Caldwell is not exercisable until February 2, 2005 under the terms of the warrant despite being registered in this prospectus.
8 A warrant for one million shares of common stock held by Bartholomew International Investments, LLC is not exercisable until February 2, 2005 under the terms of the warrant despite being registered in this prospectus.

Related to the private placement of units which consist of common stock and warrants to purchase shares of common stock, our placement agent received partial compensation in the form of warrants to purchase 2,994,644 shares of common stock at $0.15 per share, in lieu of cash compensation. These warrants expire on September 1, 2007. In connection with the issuance of convertible secured and unsecured promissory notes, our placement agent received a commission, part of which is in the form of warrants to purchase 2,287,669 shares of common stock at $0.30 per share, expiring September 1, 2007.

There also exist warrants to purchase 45,135,652 shares of common stock at $0.30 per share, issued to the subscribers of the private placement and holders of our convertible promissory notes. These warrants expire as follows: July 21, 2007 - 27,505,378; September 1, 2007 - 12,426,114; October 13, 2007 - 5,204,160.

Stock Incentive Plans

Under prior stock incentive plans, we have options outstanding to purchase up to 1,720,000 shares of common stock as follows: Options with an exercise price of $0.10 per share for 1,150,000 shares expire on June 30, 2010. Options with an exercise price of $0.63 per share for 330,000 shares of common stock expire February 10, 2008. Options with an exercise price of $0.69 per share for 150,000 shares of common stock expire February 10, 2008. Options with an exercise price of $0.55 per share for 20,000 shares of common stock expire May 5, 2008. Finally, options with an exercise price of $0.50 per share for 70,000 shares of common stock expire May 10, 2008.

The holders of a majority of our common stock recently approved a new stock option plan so that 24,000,000 shares of common stock may be issued. The Plan is intended to provide an incentive to our employees, to attract new employees, directors, consultants and service providers; to encourage the sense of proprietorship of such persons, and to stimulate the active interest of such persons in our development and financial success by providing them opportunities to purchase shares of the Company.

The Board of Directors administers the Plan, or at their discretion, powers of administration can be delegated to a committee. The committee, subject to Board approval, or the Board if the committee is not constituted, shall have full power and authority to determine any matter which is necessary or desirable for, or incidental to, the administration of the Plan.

Under the new 2004 Option Plan we issued the following options on November 15, 2004: options to purchase up to 12,720,000 shares of common stock with an exercise price of $0.15 per share; options to purchase up to 250,000 shares of common stock with an exercise price of $0.40 per share; options to purchase up to 110,000 shares of common stock with an exercise price of $0.45 per share; and options to purchase up to 140,000 shares of common stock with an exercise price of $0.50 per share. A total of 13,220,000 options were issued, all of which expire on November 15, 2014. These options were issued to management, directors and consultants and vest 100% on November 15, 2005 as to 12,720,000 options and November 15, 2004 as to the remaining 500,000 options which were allocated to our consultants. On January 10, 2005 we issued 7,000,000 options under this plan with an exercise price of $0.16 per share. These options were issued to management and vest 100% on January 10, 2006.

On February 8, 2005 we issued options to purchase up to 390,000 shares of common stock to employees of the Company. These options have and exercise price of $0.15, vest 100% on February 8, 2006, and expire on February 8, 2015. On May 25, 2005 we issued options to purchase up to 100,000 shares of common stock to a consultant of the Company. These options have an exercise price of $0.13, vest 100% on May 25, 2005 and expire on May 25, 2010. There remain up to 3,290,000 options to be issued under the 2004 Option Plan. For specific details please refer to the Executive Compensation section.

Shares Eligible for Sale Pursuant to Rule 144 under the Securities Act

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, as that term is defined in Rule 144 under the Securities Act, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of (1) one percent of the then outstanding shares of common stock (approximately 575,081 shares as of July 12, 2005) or (2) the average weekly trading volume in the common stock in the Over-the-Counter market during the four calendar weeks preceding the date on which notice of such sale is filed, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock which are not restricted securities.

Under Rule 144(k), a person who is not an affiliate and has not been an affiliate for at least three months prior to the sale and who has beneficially owned shares for at least two years may resell such shares without compliance with the foregoing requirements. In meeting the one- and two-year holding periods described above, a holder of shares can include the holding periods of a prior owner who was not an affiliate. The one- and two-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the shares from the issuer or an affiliate.

Dividends

We have never declared any cash dividends and do not anticipate paying such dividends in the near future. We anticipate all earnings, if any, over the next 24 months will be retained for future development efforts. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependant on our results of operations, financial conditions, contractual restrictions, and other factors deemed relevant by the Board of Directors. We are under no contractual restrictions in declaring or paying dividends to our common stock holders.

PLAN OF OPERATION

We expect to generate losses from operations for at least the next several years due to substantial additional research and development costs, including costs related to clinical trials. Our future capital requirements will depend on many factors, in particular our progress in and scope of our research and development activities, and the extent to which we are able to enter into collaborative efforts for research and development and, later, manufacturing and marketing products. We may need additional capital to the extent we acquire or invest in businesses, products and technologies. If we should require additional financing due to unanticipated developments, additional financing may not be available when needed or, if available, we may not be able to obtain this financing on terms favorable to us or to our stockholders. Insufficient funds may require us to delay, scale back or eliminate some or all of our research and development programs, or may adversely affect our ability to operate as a going concern. If additional funds are raised by issuing equity securities, substantial dilution to existing stockholders may result.

CAPITALIZATION

The following table sets forth our capitalization as of July 12, 2005 and also our capitalization as adjusted to reflect the sale of 27,224,034 shares of our common stock that we sold in our recent private placement transaction. This table should be read in conjunction with our financial statements including related notes, the Selected Financial Data section of this prospectus, and Management's Discussion and Analysis section of this prospectus.

Holders	Quantity	As a % of total	As a % on a fully
		outstanding	diluted basis

Management	9,469,305	16.47%	6.89%

Other Common	7,550,777	13.13%	5.50%

Converted Promissory Note Holders	8,955,809	15.57%	6.52%

New Common resulting from Private Placement	27,224,034	47.34%	19.81%

Common Issued in lieu of Commission	4,308,187	7.49%	3.14%

TOTAL OUTSTANDING	57,508,112	100.00%

Warrants resulting from Conversion of Promissory	17,911,618		13.04%

Note Holders

Warrants resulting from Private Placement	27,224,034		19.81%

Other warrants	3,745,799		2.73%

Warrants Issued in lieu of Commission	5,282,312		3.84%

Options	25,720,000		18.72%

Total Fully Diluted	137,391,875		100.00%

SELECTED FINANCIAL DATA

The income statement data for the period January 1, 2005 to March 31, 2005 and balance sheet data at March 31, 2005 are derived from our financial statements that have been reviewed by Schwartz, Levitsky, Feldman LLP and are qualified by reference to those financial statements and related condensed notes which are included elsewhere in this registration statement. The income statement data for the period from October 1, 2003 through September 30, 2004 and balance sheet data at September 30, 2004, are derived from our financial statements that have been audited by Schwartz, Levitsky, Feldman LLP and are qualified by reference to those audited financial statements and related notes to the statements, which are included elsewhere in this registration statement. You should read the data set forth below in conjunction with "Plan of Operation," above, and the financial statements and notes included in this prospectus.

DESCRIPTION OF THE BUSINESS

AlphaRx, formerly known as Logic Tech International Inc., was incorporated in Delaware on August 8, 1997 as an intellectual property holding company whose mission was to identify, acquire and develop new technologies or products and devise commercial applications to be taken to market through licensing or joint venture partners. Logic Tech International Inc. was renamed AlphaRx Inc. on January 28, 2000 and our common stock commenced trading on the OTC Pink Sheets under the symbol "AHRX" on July 25, 2000. On October 12, 2000, our common stock ceased trading on the Pink Sheets L.L.C. and began trading on the Over The Counter Bulletin Board ("OTCBB") under the same symbol. Subsequent to March 19, 2002, our symbol was changed to "ALRX" after a consolidation of our common stock on a 1 for 5 basis. All references to our common stock have been retroactively restated. We have one active subsidiary, AlphaRx Canada Limited. AlphaRx Canada Limited was incorporated under the laws of the province of Ontario in order to streamline sales of the Company's products in the Canadian market. It is wholly-owned by us.

We are a pharmaceutical company, engaged in the research, development and marketing of innovative therapeutic products using advanced drug delivery technologies, which we believe, can be combined with a broad range of therapeutic products.

Strategy and Recent Developments

In January 2003, we acquired the world-wide exclusive commercialization rights of VT1, a potential cancer therapeutic compound, from Select Therapeutics Inc. Given our recent experience with Flexogan, Indaflex and our new focus on drug delivery products and plans to evolve into a sales and marketing organization, we have decided VT1 no longer meets our strategic objective and the VT1 program has been terminated.

In August 2003, we out licensed Indaflex, our lead pharmaceutical product, to Industria Farmaceutica Andromaco, S.A. de C.V. ("Andromaco") for commercialization in Mexico. Subject to the terms of the Agreement, Andromaco will have the exclusive and non-transferable manufacturing rights and distribution rights of Indaflex and we will receive 15% royalties of the gross revenue from future product sales. Furthermore, Andromaco will be responsible for funding and completing any clinical and regulatory activities in support of Indaflex marketing registration in Mexico. The Agreement shall be for an initial term of five (5) years commencing on the effective date, and it shall automatically be renewed on terms as provided in the Agreement and shall not be terminated without cause. In November, 2004, Andromaco received approval from Mexico Food and Drug Administration to manufacture, market and distribute Indaflex in Mexico. We are also attempting to establish other international licensing and distribution arrangements to generate revenues from our existing and future proprietary pharmaceutical products.

In August 2003, we delivered our first purchase order of Flexogan to Loblaws Group, one of the largest mass market retailers in Canada. This and other orders for our product are initiated via issuance of a purchase order from our customers. We continue to make limited progress on Flexogan sales in Canada.

During the three months ended March 31, 2005 the Company announced commencement of Phase 1 testing for Indaflex and the completion of the dosing for Phase 1. On April 22, 2005, AlphaRx International Holdings Limited ("AIH"), a wholly-owned subsidiary of AlphaRx Inc, and a company chartered in the British Virgin Islands, entered into a Joint Venture Agreement with Basin Industrial Limited ("Basin"), a wholly-owned subsidiary of Hong Kong based Advance Pharmaceutical Co. Ltd. ("APC"). Basin is also chartered in the British Virgin Islands. The newly formed joint venture will be named Alpha AP Inc ("AAP"), and will be headquartered in Hong Kong. The Company also entered into a Manufacturing and Distribution License Agreement with AAP on the same date.

Pursuant to the terms of the Joint Venture Agreement, AAP will have the exclusive distribution rights to manufacture, market and distribute three proprietary products, namely 1% Indaflex, 1% Diclofenac (Dicloflex) and Flexogan. These products will be marketed exclusively under the APC brand in China, Japan, Korea and Hong Kong. The Company will receive a royalty from AAP's gross sales. The Company will also receive a one time licensing fee of USD $11,000,000 from AAP, contingent upon completion of its Hong Kong public offering. AIH can terminate the Manufacturing and Distribution License Agreement based on non-performance by AAP.

We intend to use our proprietary drug delivery technologies in collaborative arrangements with pharmaceutical companies to formulate their existing commercialized drugs and modified dosage versions of their existing commercialized drugs, as well as drugs under development by them. By improving drug efficacy and reducing side effects, we believe our drug delivery technologies will provide pharmaceutical companies with the opportunity to enhance the commercial value of their existing products and new drug candidates. We also intend to develop either independently or jointly certain off-patent and over-the-counter ("OTC") products utilizing our proprietary drug delivery technologies.

We are an operating stage pharmaceutical company, engaged in the research development and marketing of innovative therapeutic products using advanced drug delivery technologies, which we believe, can be combined with a broad range of therapeutic products.

Principal Product and Services and Principal Markets

Insoluble or poorly soluble drugs are a major problem for the pharmaceutical industry, with over one-third of the drugs listed in the United States' Pharmacopoeia being insoluble or poorly soluble in water. Further, most approaches used to overcome insolubility result in clinical problems ranging from poor and erratic bioavailability to serious side effects.

Our business strategy is to develop patentable improved formulations of such drugs that are soluble in human medicines. We are engaged in developing novel formulations of existing drugs that are insoluble or poorly soluble in water, utilizing our proprietary Bioadhesive Colloidal Dispersion ("BCD") drug delivery systems. Our BCD drug delivery technology includes two different approaches to improve the effectiveness of insoluble drugs and provide new methods of delivery, namely, (i) CLD (Colloidal Lipid Dispersion System) and (ii) SECRET (Self Emulsifying Controlled Release Tablet System). The BCD drug delivery technology is designed to develop drugs with major medical advantages, such as lower dosing, fewer side effects and alternative dosage forms, as well as commercial advantages, such as extended patent protection and broader use.

Our commercialization strategy is to seek alliances with pharmaceutical companies which will assist us in completing the reformulation and development of the drugs and which will initiate clinical trials and commercialize the products.

Product Pipeline

The following is a list of some of our products in the product pipeline:

Brand Name	Application	Delivery	Stage
Route
Pharmaceuticals
2.5% Indaflex	Osteoarthritis	Topical	Phase I completed*
Rifampicin SLN	Tuberculosis	Oral	Preclinical underway **
Gentamicin SLN	Sepsis	Oral	Preclinical underway**
CONSUMER HEALTH (OVER-THE-COUNTER)
Flexogan	Analgesic	Topical	Market*
CoQ10ER	Nutritional Supplement	Oral	Market*
NuProm	Acne Control	Topical	Preclinical underway**
V-Relief	Anti-fungal	Topical	Preclinical underway**

* Indaflex is approved for sale in Mexico, but must undergo FDA approval for sale in United States and other countries. CoQ10ER and Flexogan is approved for sale in Canada.

** Preclinical activities include basic in vitro and in vivo research attempting to adopt our Bioadhesive Colloidal Dispersion delivery system to the respective drug while maintaining or improving efficacy and effectiveness of the active ingredients. We anticipate that clinical trials, if they take place at all, will initially be conducted in Canada, at test sites which are pre-approved by both Health Canada and FDA.

Indaflex is a topical NSAID (Non-Steroidal Anti-inflammatory Drug) formulation intended to be used in the treatment of arthritis. Indaflex's active ingredient, Indomethacin, has a long-standing and proven clinical treatment record. With our enhanced proprietary delivery system, its clinical effectiveness is thought to be significantly enhanced. Topical Indaflex delivery is intended to circumvent the significant GI side-effects found with orally ingested NSAID's. We completed a Phase I human trial for Indaflex in Canada and are planning to initiate a Phase II human trial in the third calendar quarter of 2005.

Rifampicin SLN is encapsulating Rifampicin, an antibiotic mainly used to treat tuberculosis, in the Company's colloidal drug delivery platform for intracellular delivery. This early stage drug candidate is currently going through in-vitro and in-vivo studies including biodistribution study, evaluation of the efficacy in murine infection models and toxicologicalstudies.

Gentamicin SLN is encapsulating Gentamicin, a broad spectrum antibiotic, in the Company's colloidal drug delivery platform for intracellular delivery. This early stage drug candidate is currently going through in-vitro and in-vivo studies including biodistribution study, evaluation of the efficacy in murine infection models and toxicological studies.

Flexogan is a series of topical pain relief creams available over-the-counter at major drug chain stores across Canada. Flexogan has a unique delivery formulation that significantly increases the speed, volume, and sustained duration of drug penetration through the skin in animal studies.

CoQ10 ER is a novel formulation incorporating the Company's drug delivery process which completely disperses CoQ10 ER into sub-micron oil droplets in the GI tract. The average size of these oil droplets is less than 200 nanometers. These oil droplets can easily penetrate the bilayer of human cells and increase serum Coenzyme Q10 concentration according to one human trail conducted by the Company.

NuProm is formulated with solubilized Benzoyl Peroxide for effective delivery to target sites underneath the skin for maximum therapeutic effect. Undissolved Benzoyl Peroxide powder may not penetrate deep into pores to kill bacteria and instead merely stays on the skin surface causing severe dryness and irritation. NuProm is currently going through in-vitro study for formulation optimization.

V-Relief is the Company's drug candidate for mild fungal infection treatment. This product is currently going through in-vitro study for formulation optimization.

Overview of the Drug Delivery Industry

Drug delivery companies apply proprietary technologies to create pharmaceutical products utilizing drugs developed by others. These products are generally novel, cost-effective dosage forms that may provide any of several benefits, including better control of drug concentration in the blood, improved safety and efficacy, and ease of use and improved patient compliance. We believe drug delivery technologies can provide pharmaceutical companies with a means of developing new products as well as extending existing patents.

The increasing need to deliver medication to patients efficiently and with fewer side effects has accelerated the development of new drug delivery systems. Today, medication can be delivered to a patient through many different means of delivery, including transdermal (through the skin), injection, implant and oral methods. These delivery methods, however, continue to have certain limitations. Transdermal patches are often inconvenient to apply, can be irritating to the skin and the rate of release can be difficult to control. Injections are uncomfortable for most patients. Implants generally are administered in a hospital or physician's office and frequently are not suitable for home use.

Oral administration remains the preferred method of administering medication. Conventional oral drug administration, however, also has limitations in that capsules and tablets have limited effectiveness in providing controlled drug delivery, resulting frequently in drug release that is too rapid (causing incomplete absorption of the drug), irritation to the gastrointestinal (GI) tract and other side effects. In addition capsules and tablets cannot provide localized therapy.

In recent years, drug delivery companies have been able to develop innovative and efficient solutions to some of the limitations of conventional oral drug administration. We believe our BCD Systems have the potential to offer similar opportunities of improved therapy and extended patent life to pharmaceutical and biotechnology companies.

Bioadhesive Colloidal Dispersion (BCD™) Systems

Our proprietary Bioadhesive Colloidal Dispersion ("BCD") oral and topical drug delivery technologies permit formulations of drug-containing polymeric units that allow controlled delivery of an incorporated hydrophobic drug. Although our formulations are proprietary, the polymers utilized in our BCD Systems are commonly used in the food and drug industries. By using different formulations of the polymers, we believe our BCD Systems are able to provide continuous, controlled delivery of drugs of varying molecular complexity and solubility.

The BCD Systems are designed to provide orally and topically administered, conveniently dosed, cost-effective drug therapy in a continuous, controlled delivery over multiple hours. We believe our BCD Systems may provide one or more of the following therapeutic advantages over conventional methods of drug administration:

  Enhanced Safety and Efficacy. We believe our BCD Systems may improve the ratio of therapeutic effect to toxicity by decreasing the initial peak concentrations of a drug, associated with toxicity, while maintaining levels of the drug at therapeutic, subtoxic concentrations for an extended period of time. Many drugs demonstrate optimal efficacy when concentrations are maintained at therapeutic levels over an extended period of time. When a drug is administered intermittently, the therapeutic concentration is often exceeded for some period of time, and then rapidly drops below effective levels. Excessively high concentrations are a major cause of side effects, while subtherapeutic concentrations are ineffective.

  Greater Patient and Caregiver Convenience. We believe our BCD Systems may permit once-daily dosing for certain drugs that are currently required to be administered several times daily, thereby promoting compliance with dosing regimens. Patient noncompliance with dosing regimens has been associated with increased costs by prolonging treatment duration, increasing the likelihood of secondary or tertiary disease manifestation and contributing to over-utilization of medical personnel and facilities. By improving patient compliance, providers and third-party payors may reduce unnecessary expenditures and improve therapeutic outcomes.

  Expanding the Types of Drugs Capable of Oral Delivery. Some drugs, including certain proteins (complex organic compounds of high molecular weight containing numerous amino acids) and peptides (low molecular weight compounds consisting of two or more amino acids), because of their large molecular size and susceptibility to degradation in the GI tract, must currently be administered by injection or by continuous infusion, which is typically done in a hospital or other clinical setting. We believe our BCD Systems may permit some of these drugs to be delivered orally and/or transdermally.

  Proprietary Reformulation of Generic Products. We believe our BCD Systems offer the potential to produce improved proprietary formulations of off-patent drugs, differentiated from the existing generic products by reduced dosing requirements, improved efficacy, decreased toxicity or additional indications.

Distribution Methods of the Products and Services

We intend to have the BCD Systems used with as many pharmaceutical products as possible. Our primary strategy is to establish collaborative relationships with pharmaceutical and biotechnology companies to develop improved therapeutic products utilizing our BCD Systems technology. The products will be jointly developed, with the collaborative partner having primary responsibility to clinically test, manufacture, market and sell the product, and we retaining ownership of our technologies. We believe that our partnering strategy will enable it to reduce our cash requirements while developing a larger potential product portfolio. By providing new formulations of existing products using the BCD Systems, we believe it will not only be able to offer our partners improved products but also may provide them with the ability to extend the life of their patents on such products, especially attractive to pharmaceutical companies whose patents on existing products are close to expiration. We hope that collaborations with pharmaceutical and biotechnology companies will provide near-term revenues from sponsored development activities and future revenues from license fees and royalties relating to the sale of products.

We also intend to develop over-the-counter (OTC) and/or off-patent drug products utilizing our BCD Systems, either independently or jointly by entering into collaborative partnerships with pharmaceutical, biotechnology or other healthcare companies. To reduce costs and time-to-market, we intend to select those products that treat indications with clear-cut clinical end-points and that are reformulations of existing compounds already approved by the FDA. We believe that products utilizing the BCD Systems will provide favorable product differentiation in the highly competitive generic and OTC drug product markets at costs below those of other drug delivery systems, thereby enabling us and our collaborative partners to compete more effectively in marketing improved off-patent and OTC drug products. We are also seeking to establish alliances with overseas sales and marketing partners for the initial sale of our future generic products. We believe that due to the more favorable regulatory environments in some foreign countries, it may be able to generate revenues from these markets while awaiting FDA approval in the United States.

Competition

There are other companies that have oral drug delivery technologies that compete with the BCD Systems. The competitors have oral tablet products designed to release the incorporated drugs over time. To our knowledge, each of these companies has a patented technology with attributes different from those of ours, and in some cases with different sites of delivery to the GI tract. We believe that we are the only drug delivery company that is currently using polymeric based colloidal dispersion controlled release technologies to develop products for oral and transdermal drug delivery systems for enhanced solubility and bioavailability of poorly water soluble drugs. We believe that this combination of oral and transdermal drug delivery technologies differentiates us from other oral drug delivery companies and will enable us to attract pharmaceutical companies to incorporate their proprietary drugs into the BCD Systems and also to differentiate any OTC and/or off-patent drugs that utilize the BCD Systems from those of other drug delivery companies.

Competition in the areas of pharmaceutical products and drug delivery systems is intense and is expected to become more intense in the future. Competing technologies may prove superior, either generally or in particular market segments, in terms of factors such as cost, consumer satisfaction or drug delivery profile. Our principal competitors in the business of developing and applying drug delivery systems all have substantially greater financial, technological, marketing, personnel and research and development resources than us. In addition, we may face competition from pharmaceutical and biotechnology companies that may develop or acquire drug delivery technologies. Many of our potential collaborative partners have devoted and are continuing to devote significant resources in the development of their own drug delivery systems and technologies. Products incorporating our technologies will compete both with products employing advanced drug delivery systems and with products in conventional dosage forms. New drugs or future developments in alternate drug delivery technologies may provide therapeutic or cost advantages over any potential products which utilize the BCD Systems. There can be no assurance that developments by others will not render any potential products utilizing the BCD Systems noncompetitive or obsolete. In addition, our competitive success will depend heavily on entering into collaborative relationships on reasonable commercial terms, commercial development of products incorporating the BCD Systems, regulatory approvals, protection of intellectual property and market acceptance of such products.

Patents, Trademarks and Proprietary Rights

It is our policy to file patent applications in the United States and foreign jurisdictions for our intellectual property related to our BCD Drug Delivery System. We currently have one issued United States patent under the title "Toothpaste comprising bioadhesive submicron emulsion for improved delivery of antibacterial and anticaries agents" for the use of certain oral care products which has never been developed. This patent was issued on September 12, 2000 and will expire on June 17, 2019. We also have four United States patent pending applications as follows: "Vehicle for topical delivery of antiinflammatory compounds" for the use of Indaflex to increase efficacy of non steroidal anti-inflammatory drugs, "Colloidal solid lipid vehicle for pharmaceutical application" for the use of Rifampicin SLN and Gentamicin SLN to treat Tuberculosis and other infectious diseases, "Topical composition for acne treatment" and "Stabilization of benzoyl peroxide in solution" for the use of NuProm to treat acne. We have also applied for patents in Mexico, Japan and China under the title "Vehicle for topical delivery of anti-inflammatory compounds" for the use of Indaflex to increase efficacy of non steroidal anti-inflammatory drugs which are still pending.

No assurance can be given that our patent applications will be approved or that any issued patents will provide competitive advantages for the BCD Drug Delivery Systems or our technologies or will not be challenged or circumvented by competitors. With respect to any patents which may issue from our applications or which may be issued to us or that we may not otherwise acquire, there can be no assurance that claims allowed will be sufficient to protect the drug delivery technologies associated with such patents. Patent applications in the United States are maintained in secrecy until a patent issues, and we cannot be certain that others have not filed patent applications for technology covered by our pending applications or that we were the first to file patent applications for such technology. Competitors may have filed applications for, or may have received patents and may obtain additional patents and proprietary rights relating to, compounds or processes that may block our patent rights or compete without infringing our patent rights. In addition, there can be no assurance that any patents issued to us will not be challenged, invalidated or circumvented, or that the rights granted under them will provide proprietary protection or commercial advantage to us.

We also rely on trade secrets and proprietary know-how which it seeks to protect, in part, through confidentiality agreements with employees, consultants, collaborative partners and others. There can be no assurance that these agreements will not be breached, that we will have adequate remedies for any such breach or that our trade secrets will not otherwise become known or be independently developed by competitors. Although potential collaborative partners, research partners and consultants are not given access to our proprietary trade secrets and know-how until they have executed confidentiality agreements, these agreements may be breached by the other party thereto or may otherwise be of limited effectiveness or enforceability.

Trademarks

We have registered the following trademarks in Canada: "BCD", "Flexogan", "Indaflex","AlphaRx", "PhytoScience", "NuProm", and "LipoLette". We have registered the following trademarks in the United States: "Flexogan", "Indaflex", "LipoBloc", "NuProm", "Oralife". We have also registered "Flexogan" in the Peoples Republic of China. In connection with our Internet web site, we have registered with Network Solutions, Inc., the internet domain name "AlphaRx.com" for our corporate website.

Proprietary Information

Much of our technology is dependent upon the knowledge, experience and skills of key scientific and technical personnel. To protect the rights to our proprietary technology, our policy requires all employees and consultants to execute confidentiality agreements that prohibit the disclosure of confidential information to anyone outside AlphaRx. These agreements also require disclosure and assignment to AlphaRx of discoveries and inventions made by such persons while devoted to Company activities.

Manufacturing, Marketing and Sales

We do not have and do not intend to establish in the foreseeable future internal manufacturing capabilities. Rather, we intend to use the facilities of our collaborative partners or those of contract manufacturers to manufacture products using the BCD Systems. Our dependence on third parties for the manufacture of products using the BCD Systems may adversely affect our ability to develop and deliver such products on a timely and competitive basis. There may not be sufficient manufacturing capacity available to us when, if ever, it is ready to seek commercial sales of products using the BCD Systems. In addition, we expect to rely on our collaborative partners or to develop distributor arrangements to market and sell products using the BCD Systems. We may not be able to enter into manufacturing, marketing or sales agreements on reasonable commercial terms, or at all, with third parties. Failure to do so would have a material adverse effect on us.

Applicable Good Manufacturing Practice requirements and other rules and regulations prescribed by foreign regulatory authorities will apply to the manufacture of products using the BCD Systems. We will depend on the manufacturers of products using the BCD Systems to comply with current Good Manufacturing Practices and applicable foreign standards. Any failure by a manufacturer of products using the BCD Systems to maintain current Good Manufacturing Practices or comply with applicable foreign standards could delay or prevent their commercial sale. This could have a material adverse effect on us.

We rely on Canadian Custom Packaging Inc., Patheon Inc. and Industria Farmaceutica Andromaco, S.A. de C.V. located in Mexico ("Andromaco") to manufacture our products.

We have only one written contract with the above mentioned manufacturers - namely Patheon Inc.. Other manufacturing runs commence upon receipt of a purchase order from us.

Government Regulation

We are subject to regulation under various federal laws regarding pharmaceutical products and also various federal and provincial laws regarding, among other things, occupational safety, environmental protection, hazardous substance control and product advertising and promotion. In connection with our research and development activities, AlphaRx is subject to federal, provincial and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes. We believe that we have complied with these laws and regulations in all material respects and we have not been required to take any action to correct any material noncompliance.

In the United States, pharmaceutical products, including any drugs utilizing the BCD Drug Delivery Systems, are subject to rigorous regulation by the United States Food and Drug Administration ("FDA"). If we fail to comply with applicable requirements, we or our officers or employees may be subject to administrative or judicially imposed sanctions such as civil penalties, criminal prosecution, injunctions, product seizure or detention, product recalls, total or partial suspension of production, FDA withdrawal of approved applications or FDA refusal to approve pending new drug applications, pre-market approval applications, or supplements to approved applications.

Prior to commencement of clinical studies involving human beings, preclinical testing of new pharmaceutical products is generally conducted on animals in the laboratory to evaluate the potential efficacy and the safety of the product. The results of these studies are submitted to the FDA as a part of an IND application, which must become effective before clinical testing in humans can begin. Typically, clinical evaluation involves a time consuming and costly three-phase process.

OTC products that comply with monographs issued by the FDA are subject to various FDA regulations such as current Good Manufacturing Practices requirements, general and specific OTC labeling requirements (including warning statements), the restriction against advertising for conditions other than those stated in product labeling, and the requirement that in addition to approved active ingredients OTC drugs contain only safe and suitable inactive ingredients. OTC products and manufacturing facilities are subject to FDA inspection, and failure to comply with applicable regulatory requirements may lead to administrative or judicially imposed penalties. If an OTC product differs from the terms of a monograph, it will, in most cases, require FDA approval of an NDA for the product to be marketed.

In Canada and the United States, the manufacture and sale of pharmaceutical products is rigorously controlled by the Canadian Health Products and Food Branch ("HPFB") and the United States Food and Drug Administration ("FDA"), respectively. The laws of both countries require appropriate manufacturing facilities and carefully controlled research, manufacturing and testing of products. Pharmaceutical companies must establish control over manufacturing and testing of their products, through the use of good manufacturing practices ("GMP") before being allowed to market their products. The safety and efficacy of a new product must be demonstrated through clinical trials of the drug carried out under procedures acceptable to the HPFB and FDA.

In Canada, new in vivo products must pass through a number of testing stages including pre-clinical testing and clinical trial testing. Pre-clinical testing usually involves evaluating the product's pharmacokinetics, pharmacology and toxicology in animals. Successful results (that is, potentially valuable pharmacological activity combined with an acceptable level of toxicity) can lead to Investigational New Drug ("IND") status. This enables the manufacturer of the new product to begin clinical trials on humans.

In order to achieve IND status in Canada, a clinical trial application ("CTA") must be filed with the HPFB. The submission must contain specified information including the results of the preclinical tests completed at the time of the submission together with any available data on testing in humans. In addition, since the method of manufacture may affect the efficacy and safety of a product, information on manufacturing methods and standards and the stability of the substance and dosage form must be presented to enable the HPFB to evaluate whether the product that may eventually be sold to the public has been shown to be comparable to that determined to be effective and safe in the clinical trials. Production methods and quality control procedures must be in place to ensure that a product meets its specifications for identity and purity and other parameters for assessing product quality. The submission must also provide details on the testing that is to be performed, including who will be performing the testing and where it will be performed.

Once the HPFB clears a CTA, clinical trials can begin. Clinical trials are generally carried out in three phases. Phase I involves studies to evaluate safety in humans. The new product is administered to consenting subjects to determine the safety profile and prevalence of adverse side effects. In many Phase I studies the effects of dosing and scheduling are also studied. Phases II and III involve efficacy studies. Phase II trials seek clues to clinical efficacy, while furthering the safety profile in patients with the condition the product is intended to treat. In Phase III, controlled clinical trials are conducted in which the product is administered to a large number of patients who may receive benefit from the product. In Phase III, the effectiveness of the new product is usually compared to that of a control or accepted methods of treatment or best standard of care, in the anticipation that significant clinical efficacy can be demonstrated. After clearance of the initial CTA application, the manufacturer has certain reporting responsibilities to the HPFB.

If the clinical studies are successful, the manufacturer submits a New Drug Submission ("NDS") (referred to in the United States as a New Drug Application or "NDA" or Biologics Licence Application or "BLA") to the HPFB for marketing approval. The NDS contains all information pertaining to the proposed claims about the product's performance including the results of the pre-clinical and clinical studies. Information about a substance contained in an NDS includes its proper name, its chemical name, details on its method of manufacturing and purification and its biological, pharmacological and toxicological properties. The NDS also gives information about the dosage form of the product including the quantitative listing of all ingredients used in the formulation, its method of manufacture, packaging and labelling, the results of stability tests, its diagnostic or therapeutic claims and side effects as well as details of the clinical studies to support the safety and efficacy of the product. All aspects of the NDS are critically reviewed by the HPFB. Where an NDS is found satisfactory and the manufacturing establishment(s) is found satisfactory a Notice of Compliance is issued permitting the substance to be sold.

The controls of a new product do not cease once it is on the market. For example, a manufacturer of a new product must report any new information received concerning serious side effects, including the failure of the product to produce desired effects. In addition, if it is determined to be in the interest of the public health, a Notice of Compliance for a new product may be suspended and the new product may be removed from the market.

The requirements for in vivo products outlined for Canada are similar to those in all major pharmaceutical markets and while the tests carried out for Canada are likely to be acceptable for all other countries, supplementary testing may be requested by individual regulatory authorities during their assessment of any submissions by the Company.

In the United States, a manufacturer must prepare and file an IND submission with the FDA before testing can begin on humans. An application contains a variety of information about the products, including the results of previous animal and human studies, the basic chemistry of the product and manufacturing information. The submission also provides details on the testing that is to be performed, including who will be performing the testing and where it will be performed. As in Canada, human studies are characterized as Phase I, Phase II or Phase III studies. Phase I studies focus on the safety profile of the product, Phase II seeks clues as to efficacy, and Phase III seeks to statistically confirm in larger trials the efficacy of the product.

After acceptance of the initial IND application, the manufacturer has certain reporting responsibilities to the FDA including the submission of yearly updates on the product's safety. As the testing progresses into Phases II and III, the focus shifts to the efficacy of the product and the clinical studies that will enable the manufacturer to receive FDA approval for the marketing of the product.

The process of completing clinical testing and obtaining regulatory approval for a new product is, in general, likely to take a number of years and require the expenditure of substantial resources. If an application is submitted, there can be no assurance that the HPFB or FDA will review and approve the marketing application in a timely manner. Even after initial approval has been obtained, further studies may be required by an agency to provide additional data or may be voluntarily conducted to gain approval for the use of a product as a treatment for clinical indications other than those for which the product was initially tested. Also, the HPFB and FDA require post-market surveillance programs to monitor a product's side effects. Results of post-marketing programs may limit or expand the further marketing of products. It is not possible to accurately predict the time required for new product approval or the extent of clinical testing and documentation that may be required by regulatory authorities. Any delays in obtaining, or failing to obtain, regulatory approvals would significantly delay the development of markets and the receipt of revenues from the sale of these products.

In addition to the regulatory product approval framework, pharmaceutical companies are subject to regulation under provincial, state and federal law, including requirements regarding occupational safety, laboratory practices, the use, handling and disposition of radioactive materials, environmental protection and hazardous substance control, and may be subject to other present and future local, provincial, state, federal and foreign regulation, including possible future regulation of the biotechnology field.

Furthermore, even if required FDA approval has been obtained with respect to a product, foreign regulatory approval of a product must also be obtained prior to marketing the product internationally. Foreign approval procedures vary from country to country and the time required for approval may delay or prevent marketing. In certain instances we or our collaborative partners may seek approval to market and sell certain of our products outside of the U.S. before submitting an application for U.S. approval to the FDA. The regulatory procedures for approval of new pharmaceutical products vary significantly among foreign countries. The clinical testing requirements and the time required to obtain foreign regulatory approvals may differ from that required for FDA approval. Although there is now a centralized EU approval mechanism in place, each EU country may nonetheless impose our own procedures and requirements, many of which are time consuming and expensive, and some EU countries require price approval as part of the regulatory process. Thus, there can be substantial delays in obtaining required approval from both the FDA and foreign regulatory authorities after the relevant applications are filed, and approval in any single country may not be a meaningful indication that the product will thereafter be approved in another country.

The foreign regulatory approval process includes all of the risks associated with obtaining FDA approval set forth above, and approval by the FDA does not ensure approval by the health authorities of any other country, nor does the approval by foreign health authorities ensure approval by the FDA.

We presently have a licensed manufacturer and distributor in Mexico - Industria Farmaceutica Andromaco S.A. de C.V. ("Andromaco"). We rely on Andromaco to complete, maintain and adhere to the required regulatory processes and procedures needed to manufacture and distribute our product in Mexico. Andromaco is a large pharmaeceutical manufacturer in Mexico with more than 50 years of experience in manufacture, marketing and distribution of drugs. We will attempt to complete licensing and distribution arrangements in foreign countries and in the United States with larger, experienced organizations to ensure that regulatory processes and country-specific regulations are being observed and maintained.

Research and Development

We conduct our research and development activities through collaborative arrangements with universities, contract research organizations and independent consultants. We are also dependent upon third parties to conduct clinical studies, obtain FDA and other regulatory approvals and manufacture and market a finished product.

We anticipate incurring significant development expenditures in the future as we continue our efforts to develop our present technologies and new formulations, and as we begin to research other technologies and to expand clinical studies of certain products. While we do not plan to establish any sizable laboratories of our own, we plan to establish laboratory facilities to conduct research and development and manufacture of batch forms, or small amounts used for clinical evaluations.

Product Liability and other Insurance

Our business involves exposure to potential product liability risks that are inherent in the production and manufacture of pharmaceutical products. Any such claims could have a material adverse effect on us. We currently maintain $5,000,000 in product liability insurance and plan to increase this coverage as our products advance. There can be no assurance that:

  we will be able to maintain product liability insurance on acceptable terms;
  we will be able to secure increased coverage as the commercialization of the BCD Systems proceeds; or
  any insurance will provide adequate protection against potential liabilities.

We have Directors and Officers insurance in the amount of CDN $1,000,000. There can be no assurance that such coverage would be adequate to protect us in the event of a claim. We also carry property and crime insurance coverage and commercial general liability coverage in amounts we deem adequate. There can be no assurance, however, that we would be adequately protected in the event of a claim under these insurance policies.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  an exchange distribution in accordance with the rules of the applicable exchange;

  privately negotiated transactions;

  short sales;

  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
  a combination of any such methods of sale; and
  any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Enable Growth LLC and Legend Merchant Group, Inc. are underwriters for the purpose of this offering. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

LEGAL PROCEEDINGS

Farhad Walji vs. AlphaRx, Inc. and AlphaRx Canada Limited was filed in the Supreme Court of British Columbia on August 23, 2002. Farhad Walji has filed a claim asking for $25,000 plus interest for allegedly providing $20,000 pursuant to a subscription agreement to purchase common shares of AlphaRx's stock and damages resulting from lost opportunity. The Company has denied any liability in this case and is currently defending this action vigorously. Nonetheless, the value of the entire claim has been accrued in our financial statements as a liability.

MANAGEMENT

The following table sets forth, as of July 12, 2005 the name, age, and position of each of our executive officers and directors:

Name	Age	Position	Term
Michael M. Lee	41	Chairman of the Board of Directors
		Chief Executive Officer	Since 8/8/1997
Marcel Urbanc, C.A.	48	Chief Financial Officer
Joseph Schwarz, Ph.D	50	Chief Scientist
Michael Weisspapir, MD, Ph.D	48	Chief Medical Officer
Sandro Persia	34	Secretary/Treasurer
Dr. David Milroy	54	Director	Since 4/15/2003
Dr. Ford Moore	52	Director	Since 4/15/2003

Michael M. Lee: Mr. Lee is a founder of the Company. Mr. Lee has over 15 years of business experience in the areas of high tech development, marketing and corporate finance. Mr. Lee holds a B.Sc. in Applied Mathematics from the University of Western Ontario. Mr Lee founded the company in August 1997.

Marcel Urbanc, C.A: Mr. Urbanc obtained his Chartered Accountant designation in 1985 after articling with Arthur Andersen & Co. for 3 years. Prior to joining the Company, Mr. Urbanc served as Controller and then VP Finance & CFO of Oasis Technology Ltd., a software company involved in transaction processing from 1994 to 2002. During his tenure at Oasis private equity funding of approximately $45,000,000 was raised. Mr Urbanc has been with the company since March, 2003.

Joseph Schwarz, Ph.D.: Dr. Schwarz is the chief scientist of the Company. Dr. Schwarz has extensive experience in the research and development of controlled release drug delivery systems, his areas of expertise cover controlled delivery of drugs, colloidal and microcorpusculate drug delivery systems, submicron emulsions (SME), transdermal delivery (topical and systemic). Dr. Schwarz has published more than 40 articles in various scientific journals and has written over 20 patents and patent applications. Dr. Schwarz was the senior scientist at Pharmos Ltd., a publicly traded U.S. pharmaceuticals company from 1991 to 1995. From 1995 to 1997 he was the senior scientist in the research and development department of TEVA Pharmaceuticals Ltd. From 1997 to 1998, Dr. Schwarz was the senior scientist of D-PHARM, a pharmaceuticals concern located in Israel. From 1998 to 1999 Dr. Schwarz served as a part time consultant to the Company and has been with the company since that time.

Michael Weisspapir, M.D.: Ph.D. Dr. Weisspapir has 19 years of successful experience in experimental medicine and extensive experience in interdisciplinary research and development in experimental pharmacology, immunopharmacology, toxicology and neuroscience. Prior to joining the Company, Dr. Weisspapir held a variety of research positions at the University of Tel Aviv and Rabin Medical Center, Israel and the University Health Network, University of Toronto, Canada.

Sandro Persia: Mr. Persia joined Logic Tech Corp. in 1989 as Marketing Manager and promoted to Vice President in 1996. Mr. Persia has extensive business experience in high tech marketing and sales. Mr. Persia holds a diploma in business administration from the Seneca College.

David Milroy, D.D.S. M.R.C.D. (C): Dr. Milroy is a Certified Oral & Maxillofacial Surgeon and has been in private practice in Richmond Hill, Woodbridge, and Port Hope, Ontario for the past twenty years. He graduated from the University of Toronto, Faculty of Dentistry with a Doctor of Dental Surgery degree in 1976 and a Residency in Oral & Maxillofacial Surgery at the University of Toronto, Toronto General and Toronto Doctor's Hospitals in 1982.

Ford Moore, D.D.S. F.R.C.D. (C): Dr. Moore is a certified Oral & Maxillofacial Surgeon, is engaged in a full-time private practice in Newmarket, Ontario which he established in 1981. Dr. Moore graduated from the University of Toronto with a Doctor of Dental Surgery degree in 1976, and completed a hospital Residency in Oral Surgery and Anesthesia at Toronto General Hospital, Toronto Doctor's Hospital and the University of Toronto in 1980.

All directors will hold office until the next annual stockholders meeting and until their successors have been elected or qualified or until their death, resignation, retirement, removal, or disqualification. Vacancies on the board will be filled by a majority vote of the remaining directors. Officers of the Company serve at the discretion of the Board of Directors. No director, officer, significant employee or consultant has been convicted in a criminal proceeding.

No director, officer, significant employee or consultant has been permanently or temporarily enjoined, barred, suspended or otherwise limited from involvement in any type of business, securities or banking activities. No director, officer, significant employee or consultant has been convicted of violating a federal or state securities or commodities law.

Effective as of March 29, 2005, non-management directors receive an annual fee of CDN $3,000 as well as meeting attendance fees of CDN $500 or CDN $250. Directors are reimbursed for direct out-of-pocket expenses for attendance at meetings of the Board of Directors and for expenses incurred for and on behalf of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Title of Class	Name and Address of Beneficial	Amount and Nature	Percent
	Owner	of Beneficial	of Class
		Ownership
Common Stock	Michael Lee, Chief Executive	7,580,726	13.18%
	Officer/ Chairman of the Board of Directors
	200-168 Konrad Crescent,
	Markham, Ontario, Canada,
	L3R 9T9

Common Stock		492,579	0.86%
	Dr. Ford Moore, Director
	200-168 Konrad Crescent,
	Markham, Ontario, Canada,
	L3R 9T9

Common Stock	Dr. David Milroy, Director	300,000	0.52%
	200-168 Konrad Crescent,
	Markham, Ontario, Canada,
	L3R 9T9

Common Stock	Joseph Schwarz, Chief Scientist	602,500	1.05%
	200-168 Konrad Crescent,
	Markham, Ontario, Canada,
	L3R 9T9

Common Stock	Michael Weisspapir,Chief Medical Officer	457,500	0.80%
	200-168 Konrad Crescent,
	Markham, Ontario, Canada,
	L3R 9T9

Common Stock	Marcel Urbanc, Chief Financial Officer	20,000	0.03%
	200-168 Konrad Crescent,
	Markham, Ontario, Canada,
	L3R 9T9

Common Stock	Sandro Persia, Secretary	16,000	0.03%
	200-168 Konrad Crescent,
	Markham, Ontario, Canada,
	L3R 9T9

Common Stock	Directors and Executive Officers as	9,469,305	16.47%
	a Group (7 persons)

DESCRIPTION OF CAPITAL STOCK

We are registering shares of our $0.0001 par value common stock. The following description of our common stock is only a summary. For a complete description of our common stock, you should refer to our Certificate of Incorporation and Bylaws as in effect upon the effective date of this prospectus, which are included as exhibits to the registration statement of which this prospectus is a part and the provisions of applicable Delaware law.

The holders of our common stock are entitled to one vote per share held of record on all matters submitted to a vote of our stockholders. Our Certificate of Incorporation does not provide for cumulative voting. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available for that purpose. In the event of our liquidation, dissolution, or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of our common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and non-assessable. As of July 12, 2005, there were 137,391,875 shares of our common stock on a fully diluted basis.

MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion and analysis should be read in conjunction with the Financial Statements and Notes included at the end of this report. Except for the historical information contained herein the foregoing discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those projected in the forward-looking statements discussed herein.

General

AlphaRx is a drug delivery company specializing in the development of innovative therapeutic products for the pharmaceutical and consumer health care market. Our core competence is in the development of novel drug formulations for therapeutic molecules or compounds that have exhibited poor G.I. absorption due to poor solubility or have yet be administerable to the human body with an acceptable delivery method. Our drug delivery system is versatile and offers significant flexibility in the development of suitable dosage formulations (i.e. oral, topical or parenteral) to meet the requirements of specific drug molecules. During 2003 we also started to focus on commercialization of our products commencing with sales of Flexogan in the Canadian market.

We acquired the world-wide exclusive commercialization rights of VT-1 from Select Therapeutics Inc. in January 2003. Given our recent national launch with Flexogan in Canada and our new focus on drug delivery products and plans to evolve into a sales and marketing organization, we have decided VT1 no longer meets our strategic objective and the VT1 program has been terminated.

We launched Flexogan, a series of over-the-counter topical analgesics, in Canada in August 2003. In order to support national sales of Flexogan in Canada, we expect to continue to incur significant marketing expenditures in 2005.

We signed a licensing agreement with Industria Farmaceutica Andromaco, S.A de C.V. ("Andromaco") in August 2003 for the commercialization of our lead pharmaceutical products "Indoflex" in Mexico. The Company will receive royalties from product sales. Mexican health authorities have given approval to Andromaco to start sales of Indaflex in Mexico.

Please refer to the table under Description of the Business - Product Pipeline 1 for the current status of our product research and development activities. We have one pharmaceutical drug in the clinical trial stage (Phase 1 completed in March, 2005), and two pharmaceutical drugs in the preclinical stage. We also have two over the counter topical drugs in the preclinical stage.

The costs incurred for each of these initiatives to date cannot be readily determined because (i) there is no clear distinction between initiatives in order to be able to differentiate between them; (ii) all initiatives have a common goal and that is to adopt our Bioadhesive Colloidal Dispersion drug delivery system to the specific drug in order to improve that drug's effectiveness; and (iii) we do not maintain a time control system to differentiate research and development activities.

The nature, timing and estimated costs to complete a project and anticipated completion dates cannot be estimated because: (i) the nature of research is experimental and we could encounter unforeseen situations which could significantly delay project completion or require us to abandon the project; (ii) timing to complete a project depends, to a certain extent, on financial resources and we cannot predict with any degree of certainty that financial resources will be available when needed to complete any specific project and (iii) cost estimates cannot be predicted with any acceptable degree of accuracy due to unforeseen issues arising during the clinical stages or the approval stages of any specific initiative.

If we cannot complete our research and development initiatives on a timely basis consequences to our operations could be significant to the point where the initiative would be delayed or even abandoned. We would also face the risk of competitors developing the same or similar products and being first to market. Finally, our failure to develop products on a timely basis could substantially impair our ability to generate revenues and materially harm our financial position.

We cannot predict the timing of material net cash inflows from significant projects due to a number of factors including (i) availability of financial resources required to market a new product, (ii) our lack of experience in bringing a new product to market successfully and gaining market share; (iii) competitors' products and the nature and timing of their marketing initiatives.

We intend to continue investing in the further development of our drug delivery technologies and to actively seek collaborators and licensees to accelerate the development and commercialization of products incorporating our drug delivery systems. Depending upon a variety of factors, including collaborative arrangements, available personnel and financial resources, we will conduct or fund clinical trials on such products and will undertake the associated regulatory activities.

SIX MONTHS ENDED MARCH 31, 2005 AS COMPARED TO SIX MONTHS ENDED MARCH 31, 2004

RESULTS OF OPERATIONS

The Company incurred a net loss of $1,255,778 for the six month period ended March 31, 2005 as compared to a loss of $1,532,368 incurred for the same period a year ago, a decrease of $276,590 or 18%.

Loss from operations totaled $1,273,865 for the six month period ended March 31, 2005 as compared to a loss of $441,369 for the same period a year ago, an increase of $832,496 or 189%. The increased loss from operations relates primarily to the initiation of Phase 1 trials for Indaflex during the most recent quarter, with no similar activity during the same period a year ago. Also, a reduction in gross sales to $25,146 for the six month period ended March 31, 2005 from $362,610 generated for the same period a year ago, a decrease of $337,464 or 93%, led to a reduced gross margin and hence an increase in loss from operations.

Sales

Sales for the six months ended March 31, 2005 were $25,146 as compared to sales of $362,610 generated for the same period a year ago, a decrease of $337,464 or 93%. During the first six months of fiscal 2004 we experienced initial stocking orders from two national chains, causing a significant uplift in sales. Although both customers have reordered, the reorders are less than the initial orders.

We are continuing with marketing initiatives via radio advertising and talk shows, magazine and newspaper media and target mailing and distribution of samples.

Gross Margin

Cost of Sales for six months ended March 31, 2005 was $11,079 as compared to $146,185 incurred for the same period a year ago. Resulting Gross Margin decreased to $14,067 or approximately 56% of sales as compared to Gross Margin of $216,425 or approximately 60% of sales for the same period a year ago. Price reductions to customers have translated into lower gross margins.

Selling and Administrative Expenses

Selling and administrative expenses consist primarily of sales and marketing expenditures, personnel costs related to general management functions, finance, inventory logistics, office overheads, as well as insurance costs and professional fees related to legal, audit and tax matters. Selling and administrative expenses for the six months ended March 31, 2005 were $781,526 as compared to $597,987 incurred for the same period a year ago, an increase of $183,539 or approximately 31%.

Approximately $403,000 of these expenses incurred for the six months ended March 31, 2005 related to sales and marketing of Flexogan in Canada as compared to approximately $287,000 incurred for the same period a year ago. In addition we incurred approximately $16,000 for marketing in the U.S. and other parts of the world. We will continue to incur sales and marketing expenditures in order to establish brand awareness, and increase sales.

Approximately $363,000 of selling and administrative expenses incurred for the six month period ended March 31, 2005 related to administrative expenses as compared to approximately $311,000 incurred for the same period a year ago, an increase of about $52,000 or approximately 17%. Stock based compensation expense totaled $54,673 for the six months ended March 31, 2005 with no comparable expense during the same period a year ago.

Research and Development Expenses

Research and development expenses include costs for scientific personnel, supplies, equipment, outsourced clinical and other research activities, consultants, and other costs directly related to research and development of new and existing products.

Research and development expenses for the six months ended March 31, 2005 were $481,388 as compared to $40,245 incurred for the same period a year ago, an increase of $441,143 or 1,096%. The increase relates primarily to the initiation of Phase 1 Indaflex clinical trials, and ongoing research and development of other products. We expect to increase research and development expenses over the remainder of 2005 as we complete Phase 1 and initiate Phase 2 testing of Indaflex.

Loss from Operations

Loss from operations were $1,273,865 for the six months ended March 31, 2005 as compared to a loss of $441,369 incurred for the same period a year ago, an increase of $832,496 or 189%. The increase in research and development expenses of $441,143 was primarily the cause of the increased loss from operations. Reductions in gross margins of $202,358, and an increase in selling and administrative expenses of $183,539 account for virtually all of the remainder of the increased loss when compared to the same period a year ago.

Net Loss

For the six months ended March 31, 2005 net loss was $1,255,778 as compared to a net loss of $1,532,368 incurred during the same period a year ago.

LIQUIDITY AND CAPITAL RESOURCES

As at March 31, 2005 the Company had working capital of $1,488,682 compared to working capital of $2,183,913 as at September 30, 2004. The reduction of working capital relates primarily to losses incurred during the six month period ended March 31, 2005.

During the six months ended March 31, 2005 we repaid or converted all remaining term debt such that we have no debt other than normal trade payables and accruals related to ongoing business activities. We anticipate that our working capital will be sufficient to fund ongoing activities beyond our fiscal year ending September 30, 2005.

Since our inception, we have financed operations principally from the sale of our common stock and the issuance of promissory notes. We expect to continue this practice to fund our ongoing activities. The exercise of certain of our warrants will also provide a potential additional source of funding.

We currently do not have sufficient resources to complete the commercialization of any of our proposed products or to carry out our entire business strategy. Therefore, we will likely need to raise substantial additional capital to fund our operations in the future. We cannot be certain that any financing will be available when needed on acceptable terms or at all. Any additional equity financings will be dilutive to our existing shareholders, and debt financing, if available, may involve restrictive covenants on our business.

We expect to continue to spend capital on:

1. research and development programs;
2. preclinical studies and clinical trials;
3. regulatory processes; and

4. third party manufacturers and marketing partners to manufacture and market our products for us.

The amount of capital we may need will depend on many factors, including:

1. the progress, timing and scope of our research and development programs;
2. the progress, timing and scope of our preclinical studies and clinical trials;
3. the time and cost necessary to obtain regulatory approvals;
4. the time and cost necessary to establish sales and marketing capabilities or to retain sales and marketing partners to market our products for us;
5. the time and cost necessary to respond to technological and market developments; and
6. new collaborative, licensing and other commercial relationships that we may establish.

The inability to raise capital would have a material adverse effect on the Company. We currently have no capital commitments other than the payment of rent on our facilities lease, and for certain research and other equipment leases.

YEAR ENDED SEPTEMBER 30, 2004, AS RESTATED, COMPARED TO YEAR ENDED SEPTEMBER 30, 2003

Gross Revenue and Gross Margin

Gross revenue for the year ended September 30, 2004 increased to $383,824 from $52,925 for the year ended September 30, 2003, an increase of 625%. The increase is attributable to our first full year of commercial sales of Flexogan products in Canada coupled with marketing programs which started to increase consumer awareness and acceptance of Flexogan. .

The gross margins on sales of Flexogan products was $ 230,501 or 60% of gross sales for the year ended September 30, 2004 as compared to $ 33,415 or 63% of gross sales for the year ended September 30, 2003. Gross margins as a percentage of sales have decreased due to increased competition in the pain relief segment. The increased competition placed pricing pressure on our products which, in turn, required price reductions to remain competitive. We anticipate further competitive pressures to continue.

Net Loss, as restated

Net loss, as restated, for the year ended September 30, 2004 increased to $2,933,840 from $1,414,597 for the comparable period ended September 30, 2003, an increase of $1,519,243 or 107%. This increase in net loss, as restated, is attributable to an increase in Flexogan marketing activities when compared to prior year and an increase in interest expense in the amount of $1,161,000 related to the issuance of convertible debt with no comparable expense for the same period a year ago.

Selling and Administrative Expenses

Selling and administrative expenses consist primarily of sales and marketing expenditures, personnel costs related to management functions, finance, office overheads,

insurance, and professional fees related to legal, and audit, and tax matters. Selling and administrative expenses for the year ended September 30, 2004 increased to $1,383,557 from $ 1,225,140 for the year ended September 30, 2003, an increase of $158,417 or approximately 13%. The increase is primarily due to the increase in sales and marketing expenses, related to the Canadian roll-out of Flexogan.

For the year ended September 30, 2004 we incurred approximately $786,243 in sales and marketing expenditures as compared to $322,603 incurred for the same period a year ago, an increase of $463,640 or 144%. The increase is primarily due to a full year of marketing Flexogan in Canada as compared to less than six months of marketing initiatives during the same period a year ago. We also commenced marketing research activities in the U.S., and sales activities in Asia with no comparable activities in the prior year.

Administration expenses totalled $597,314 for the year ended September 30, 2004 as compared to $902,537 incurred in the same period a year ago, a decrease of approximately $305,223 or 34%. We did not incur any expenses related to stock option granting during the year ended September 30, 2004 as compared to $280,594 incurred in stock option expenses for the year ended September 30, 2003.

Research and Development Expenses

Research and development expenses include costs for scientific personnel, supplies, equipment, outsourced clinical and other research activities, consultants, and other costs directly related to research and development of new and existing products.

Research and development expenses for the year ended September 30, 2004 totaled $360,467 as compared to $186,241 incurred for the same period a year ago, an increase of $174,226 or approximately 94%. In preparation for clinical trials of our topical cream - Indaflex, we incurred approximately $192,000 for the year ended September 30, 2004. Research and development for our other topical creams continued during fiscal 2004 at a pace similar to 2003.

Depreciation Expense

We incurred $36,447 in depreciation expense for the year ended September 30, 2004 as compared to $26,764 for the same period a year ago, an increase of $9,683 or approximately 36%. We purchased approximately $139,000 of research and development machinery and equipment during fiscal 2004 as well as about $12,500 in other capital assets for a total capital asset purchase of $151,445 as compared to $36,197 in capital asset purchases for the same period a year ago. This, in turn, generated substantially all of the incremental depreciation expense.

Other Income and Expenses

Other income and expenses totaled $1,383,870 net expense for the year ended September 30, 2004 as compared to $ 9,867 net expense for the same period a year ago, an increase of $1,374,003. During fiscal 2004 we wrote off previously acquired VT-1 commercialization rights in the amount of $229,999. Commercialization of VT-1 was prohibitive from a cost perspective, and attempts to resell these rights have not been successful. There was no comparable expense in the previous year.

Also included in other income and expenses was an interest expense of $1,161,000 related to the issuance of convertible debt, which was convertible into common stock and warrants to purchase common stock. At the time of issuance the quoted value of our stock exceeded the conversion price of $0.10, requiring this interest expense to be reflected in accordance with EITF 98-5 and EITF 00-27. There was no comparable expense in the previous year.

Net Loss, as restated

The above mentioned income and expenses resulted in a net loss, as restated, of $2,933,840 for the year ended September 30, 2004 as compared to a net loss of $1,414,597 incurred in the same period a year ago.

YEAR ENDED SEPTEMBER 30, 2003 AS COMPARED TO YEAR ENDED SEPTEMBER 30, 2002

Sales

Sales for the year ended September 30, 2003 increased to $52,925 from $282 for the comparable period ended September 30, 2002, an increase of 18,667%. The significant increase is attributable to our first commercial sale of the Flexogan products. The gross margin on the sale of our Flexogan products was $33,415 for the year ended September 30, 2003 as compared to $223 for the comparable period ended September 30, 2002.

Net Losses

Net losses for the year ended September 30, 2003 increased to $1,414,597 from $1,019,290 for the comparable period ended September 30, 2002, an increase of 39%. This increase in net losses is principally attributed to stock option expenses.

Expenses

General and administrative expenses for the year ended September 30, 2003 increased to $1,225,140 from $532,551 for the year ended September 30, 2002, an increase of 130%. The increase in general and administrative expenses during 2003 was due in part to a non-reoccurring expense of $280,594 related to the grant of stock options.

Research and development expenses include costs for scientific personnel, supplies, equipment, outsourced clinical and other research activities, consultants, and other costs directly related to research and development of new and existing products.

Research and development expenses for the year ended September 30, 2003 decreased to $186,241 from $445,637 for the year ended September 30, 2002, a decrease of 58%. The decrease in research and development expenses was primarily due to a voluntary consulting fee reduction accepted by all of our scientific officers.

Included in our general and administrative expenses were costs associated with marketing and inventory logistics. Marketing and inventory logistics expenses for the year ended September 30, 2003 increased to $322,603 from $0 for the year ended September 30, 2002.

DESCRIPTION OF PROPERTY

We lease approximately 2,930 square feet in Markham, Ontario, under a lease which expires on November 30, 2008 for approximately $2,600 a month. We believe that our existing properties are sufficient for our administrative, research and development needs for the foreseeable future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as otherwise disclosed in this prospectus, during the past two years, there have been no material transactions, series of similar transactions or currently proposed transactions, to which the Company was or is to be a party, in which the amount involved exceeds $60,000 and in which any director or executive officer, or any security holder who is known to the Company to own of record or beneficially more than five percent of the Company's common stock, or any member of the immediate family of any of the foregoing persons, had a material interest.

MARKET FOR COMMON EQUITY

Our common stock is traded over-the-counter and its quotations are carried in the Electronic Bulletin Board of the National Association of Securities Dealers, Inc. The following table sets forth the range of high and low bid quotations for our common stock for the periods indicated from sources we deem reliable.

Fiscal Quarter	Three Month Period Ended	High	Low

Fiscal 2003 Q4	September 30, 2003	$0.35	$0.30
Fiscal 2004 Q1	December 31, 2003	$0.45	$0.14
Fiscal 2004 Q2	March 31, 2004	$0.50	$0.14
Fiscal 2004 Q3	June 30, 2004	$0.53	$0.37
Fiscal 2004 Q4	September 30, 2004	$0.47	$0.28
Fiscal 2005 Q1	December 31, 2004	$0.37	$0.09
Fiscal 2005 Q2	March 31, 2005	$0.16	$0.12
Fiscal 2005 Q3	June 30, 2005	$0.14	$0.09

These quotations are over-the-counter market quotations that reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

As of July 5, 2005, there are approximately 97 holders of record of our common stock. This total does not include an indeterminate number of shareholders who may hold their shares in "street form". We have never declared a dividend for our common stock and do not anticipate doing so in the foreseeable future.

Equity Compensation Plan Information*

	Number of	Weighted-	Number of securities
	Securities to be	Average	remaining available
	issued upon exercise	Exercise Price	for future issuance
	of outstanding	of outstanding	under equity
	options, warrants,	options,	compensation plans
	and rights	warrants, and	(excluding securities
		rights	reflected in the first
two columns

Equity	22,430,000	$0.17	3,290,000
Compensation
Plans Approved
by Security
Holders

Equity	None	None	None
Compensation
Plans Not
Approved by
Security
Holders

Total	22,430,000	$0.17	3,290,000

*Under the new 2004 Stock Option Plan recently approved by our stockholders and explained above, 24,000,000 million shares of common stock are available as management options. On November 15, 2004 we granted 13,220,000 options to management and consultants. On January 10, 2005 we granted 7,000,000 options to our Chief Executive Officer. On February 8, 2005 we granted 390,000 options to certain management and employees. On May 25, 2005 we granted 100,000 options to a consultant of the Company leaving 3,290,000 options available for future allocations.

EXECUTIVE COMPENSATION

The table below summarizes the compensation received by our chief executive officer for the fiscal years ended September 30, 2004, 2003 and 2002 and each other of our current executive officers who received compensation in excess of $60,000 for services rendered during any of those years ("named executive officers"). None of our other executive officers received compensation in excess of $60,000 during such years.

SUMMARY COMPENSATION TABLE

Name and Principal Position

Form of	Michael Lee,	Joseph Schwarz,	Michael	Marcel Urbanc,
Compensation	Chief Executive		Weisspapir, Chief	Chief Financial
	Officer	Chief Scientist	Medical Officer	Officer

Salary and Year	2004 - $29,531	2004 - $22,731	2004 - $59,100	2004 - $36,218

	2003-$83,652	2003-$56,992	2003-$46,992	2003-$13,000

	2002-$230,000	2002-$150,000	2002-$114,000	2002-$0

Annual Bonus	$0 for each year	$0 for each year	$0 for each year	$0 for each year

Other Annual	$0 for each year	$0 for each year	$0 for each year	$0 for each year
Compensation

Restricted Stock	2004 -$ 0	2004 -$ 0	2004 -$ 0	$0 for each year
Awards and Year
	2003-$172,500*	2003-$122,500**	2003-$97,500***

	2002-$360,000*	2002-$240,000**	2002-$180,000***

Securities	2004 - 0	2004 - 0	2004 - 0	2004 - 0
Underlying SARs
	2003-150,000*	2003-80,000**	2003-80,000***	2003-80,000****

	2002-0	2002-0	2002-0	2002-0

LTIP Payouts	$0 for each year	$0 for each year	$0 for each year	$0 for each year

All Other	$0 for each year	$0 for each year	$0 for each year	$0 for each year
Compensation

* Michael Lee was granted during the fiscal year ended September 30, 2003 a five year option to purchase 150,000 shares of restricted stock with an exercise price of $0.69 per share. Further, Mr. Lee accepted 172,500 shares of restricted common stock in lieu of salary for the for the first two fiscal quarters of 2003, 360,000 shares of restricted common stock in lieu of salary for the first three fiscal quarters of 2002 and 260,000 shares of restricted common stock in lieu of salary for the fiscal year ended 2000 and for the first fiscal quarter of 2001.

** Dr. Joseph Schwarz was granted during the fiscal year ended September 30, 2003 a five year option to purchase 80,000 shares of restricted stock with an exercise price of $0.63 per share. Further, Dr. Schwartz accepted 122,500 shares of restricted common stock in lieu of salary for first two fiscal quarters of 2003, accepted 240,000 shares of restricted common stock in lieu of salary for the first three fiscal quarters of 2002 and 240,000 shares of restricted common stock in lieu of salary for the fiscal year ended 2000 and for the first fiscal quarter of 2001.

*** Dr. Michael Weisspapir was granted during the fiscal year ended September 30, 2003 a five year option to purchase 80,000 shares of restricted stock with an exercise price of $0.63 per share. Further, Dr. Weisspapir accepted 97,500 shares of restricted common stock in lieu of salary for first two fiscal quarters of 2003, accepted 180,000 shares of restricted common stock in lieu of salary for the first three fiscal quarters of 2002 and 180,000 shares of restricted common stock in lieu of salary for the fiscal year ended 2000 and for the first fiscal quarter of 2001.

**** Marcel Urbanc was granted during the fiscal year ended September 30, 2003 a five year option to purchase 80,000 shares of restricted stock with an exercise price of $0.63 per share.

Option Grants in Last Fiscal Year and subsequent to Fiscal Year End

We did not grant any options to any of our executive officers, employees or consultants during the fiscal year ended September 30, 2004. On November 15, 2004 we granted 12,720,000 options on the following terms to the following individuals: Michael Lee, CEO- 6,000,000; J. Schwarz, Chief Scientist- 3,000,000; M. Weisspapir, Chief Medical Officer - 3,000,000; S. Persia, Secretary - 20,000; M. Urbanc, CFO - 20,000; Dr. D.Milroy, Director - 380,000; Dr. F. Moore, Director - 300,000. All of the aforementioned options are exercisable at $0.15, vest 100% on November 15, 2005 and expire on November 15, 2014. In addition we granted 500,000 options to our consultants, all of which vest immediately, and all of which expire on November 15, 2014 as follows: 250,000 exercisable at $0.40; 20,000 exercisable at $0.45; 20,000 exercisable at $0.45; 50,000 exercisable at $0.45; 20,000 at $0.45; 100,000 exercisable at $0.50; and 40,000 exercisable at $0.50.

On January 10, 2005 we granted 7,000,000 options to Michael Lee, CEO, exercisable at $0.16 and which vest 100% on January 10, 2006. These options expire January 10, 2015.

On February 8, 2005 we granted 250,000 options to Marcel Urbanc, CFO, exercisable at $0.15 and which vest 100% on February 8, 2006. We also granted 140,000 options to non-management employees and consultants of the Company on February 8, 2005, exercisable at $0.15 and which vest 100% on February 8, 2006. All of these options expire February 8, 2015.

On May 25, 2005 we granted 100,000 options to Dr. Lee Simon, an outside consultant to the company. The options are exercisable at $0.13, vest immediately, and expire on May 25, 2010.

CHANGES IN ACCOUNTANTS

On December 29, 2003, we dismissed Philip K. Yeung, ("Yeung") the principal accountant previously engaged to audit AlphaRx's financial statements and on December 31, 2003 retained Schwartz Levitsky Feldman LLP ("Schwartz") as the principal accountants to replace Yeung. The Company's board of directors approved the change of accountants from Yeung to Schwartz.

The audit reports of Yeung on AlphaRx's financial statements for the fiscal years ending September 30, 2002 and September 30, 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except such reports were modified to include an explanatory paragraph for a going concern uncertainty.

In connection with the audits of the fiscal years ending September 30, 2002 and September 30, 2001 including the subsequent interim periods since engagement through December 29, 2003, the date of dismissal, the Company had no disagreements with Yeung with respect to accounting or auditing issues of the type discussed in Item 304(a)(iv) of Regulation S-B. Had there been any disagreements that were not resolved to their satisfaction, such disagreements would have caused Yueng to make reference in connection with their opinion to the subject matter of the disagreement. In addition, during that time there were no reportable events (as defined in Item 304(a)(1)(iv) of Regulation S-B).

During the fiscal years ending September 30, 2002 and September 30, 2001 including the subsequent interim periods since engagement through December 29, 2003, the date of Yeung's dismissal, and prior to the appointment of Schwartz, AlphaRx (or anyone on its behalf) did not consult with Schwartz regarding any of the accounting or auditing concerns stated in Item 304(a)(2) of Regulation S-B. Since there were no disagreements or reportable events (as defined in Item 304(a)(2) of Regulation S-B), we did not consult Schwartz in respect to these matters during the time periods detailed herein.

INDEMNIFICATION OF OFFICERS AND DIRECTORS AND DISCLOSURE OF THE SECURITIES AND EXCHANGE COMMISSION POSITION

Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

Our Bylaws specify that we shall indemnify our directors, officers, employees and agents because he or she was or is a director, officer, employee or agent was or is serving at our request as a director, officer, employee or agent of another entity to the full extent that such right of indemnity is permitted by the laws of the State of Delaware. This provision of the Bylaws is deemed to be a contract between us and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the Delaware General Corporation Law are in effect, and any repeal or modification thereof shall not offset any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director's fiduciary duty of care. This Section does not, however, limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, or from any transaction in which the director derived an improper personal benefit. This Section also will have no effect on claims arising under the federal securities laws. Our Certificate of Incorporation limits the liability of our directors as authorized by Section 102(b)(7).

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of us pursuant to the foregoing provisions, or otherwise, we have been advised that it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXPENSES OF ISSUANCE AND DISTRIBUTION

Pursuant to the terms of our recent round of financing through a private placement transaction, we will pay all expenses associated with this registration on behalf of the selling security holders. We have currently incurred a commission to Sunrise Securities Corp. for services in connection with the private placement equal to 10% of the gross proceeds (paid for in the form of common stock) together with warrants exercisable at $.30 per share for common stock equal to 10% of the shares of common stock sold in the private placement). We have incurred legal fees of approximately $83,000 and escrow agent fees of approximately $5,000. We have also incurred accountant fees of approximately $2,000.

RECENT SALES OF UNREGISTERED SECURITIES

In the past three years, we have made the following sales of unregistered securities:

  On December 3, 2001, we sold 538,000 shares of our common stock to four individuals outside the United States in reliance upon the exemption from registration afforded by Regulation S as promulgated by the Securities and Exchange Commission. The consideration for these shares consisted of $0.50 per share. There were no commissions associated with this sale.

  On December 14, 2001, we sold 17,500 shares of our common stock to one individual outside the United States in reliance upon the exemption from registration afforded by Regulation S. The consideration for these shares consisted of $0.45 per share. There were no commissions associated with this sale.

  On December 19, 2001, we sold 84,779 shares of our common stock to three individuals outside the United States in reliance upon the exemption from registration afforded by Regulation S. The consideration for these shares consisted of $0.45 per share. There were no commissions associated with this sale.

  On December 31, 2001, we issued 124,000 shares of our common stock to three individuals outside the United States in reliance upon the exemption from registration afforded by Regulation S in lieu of salary. The deemed value of this salary was $0.50 per share. There were no commissions associated with this sale.

  On January 2, 2002, we issued 101,520 shares of our common stock to an individual outside the United States in reliance upon the exemption from registration afforded by Regulation S. The consideration for these shares consisted of $0.25 per share. There were no commissions associated with this sale.

  On January 11, 2002, we 100,000 shares of our common stock to two individuals outside the United States in reliance upon the exemption from registration afforded by Regulation S. The consideration for these shares consisted of $0.15 per share. There were no commissions associated with this sale.

  On March 11, 2002, we issued 254,000 shares of our common stock to four individuals outside the United States in reliance upon the exemption from registration afforded by Regulation S in lieu of salary. The deemed value of this salary was $0.50 per share. There were no commissions associated with this sale.

On March 19, 2002, we effectuated a 5 to 1 reverse stock split.

  On September 30, 2002, we issued 1,257,278 shares of our common stock to four individuals outside the United States in reliance upon the exemption from registration afforded by Regulation S. The consideration for these shares consisted of $0.40 per share. There were no commissions associated with this sale.

  On December 19, 2002, we issued 1,321,185 shares of our common stock to eighteen individuals outside the United States in reliance upon the exemption from registration afforded by Regulation S. The consideration for these shares consisted of an average price $0.52 per share. There were no commissions associated with this sale.

  On January 10, 2003, we issued 596,263 shares of our common stock to six individuals outside the United States in reliance upon the exemption from registration afforded by Regulation S. The consideration for these shares consisted of $0.55 per share. There were no commissions associated with this sale.

  On March 17, 2003, we issued 20,000 shares of our common stock to an individual outside the United States in reliance upon the exemption from registration afforded by Regulation S. The consideration for these shares consisted of $0.55 per share. There were no commissions associated with this sale.

  On March 31, 2003, we issued 452,500 shares of our common stock to four individuals outside the United States in reliance upon the exemption from registration afforded by Regulation S in lieu of salary. The deemed value of this salary was $0.40 per share. There were no commissions associated with this sale.

  On June 26, 2003, we issued 75,524 shares of our common stock to three individuals outside the United States in reliance upon the exemption from registration afforded by Regulation S. The consideration for these shares consisted of $0.45 per share. There were no commissions associated with this sale.

  On September 2, 2003, we issued 5,000 shares of our common stock to an individual outside the United States in reliance upon the exemption from registration afforded by Regulation S. The consideration for these shares consisted of services rendered to us. There were no commissions associated with this sale.

  On November 20, 2003, we issued 50,000 shares of our common stock to an individual in reliance upon the exemption from registration afforded by Rule 506 of Regulation D. The consideration for these shares consisted of services rendered to us. The deemed value of these services was equal to $0.30 per share. There were no commissions associated with this sale.

  On February 28, 2004, we issued promissory notes convertible into our common stock to 10 individuals in reliance upon the exemption from registration afforded by Rule 506 of Regulation D. The consideration for these shares was equal to $0.10 per share of common stock. We paid commissions in connection with this issuance of 974,126 shares of our common stock and 1,948,252 warrants to purchase common stock to our placement agent.

  On March 31, 2004, we issued promissory notes convertible into our common stock to 3 individuals in reliance upon the exemption from registration afforded by Rule 506 of Regulation D. The consideration for these shares was equal to $0.10 per share of common stock. We paid commissions in connection with this issuance of 339,417 shares of our common stock and 339,417 warrants to purchase common stock to our placement agent.

  On July 21, 2004, and September 2, 2004, we issued 27,224,034 shares of our common stock to 38 individuals in reliance upon the exemption from registration afforded by Rule 506 of Regulation D. The consideration for these shares consisted of $0.15 per share. We paid commissions in connection with this issuance of 2,994,644 shares of our common stock and 2,994,644 warrants to purchase common stock to our placement agent.

EXPERTS

The validity of the common stock offered hereby will be passed upon for us by Pedley Zielke Gordinier & Pence, PLLC, of Louisville, Kentucky.

WHERE TO FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with the SEC with respect to the common stock offered pursuant to this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement and amendments thereof and the exhibits thereto, which may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website that contains the registration statement of which this prospectus is a part. The address of the SEC's website is http://www.sec.gov.

We are also subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and therefore file with the SEC annual and quarterly reports, proxy statements, and other information required under the Exchange Act. These filings are also available at the SEC's website referenced above.

UNDERTAKINGS

We will file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act"). We will reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement. We will include any additional or change material information on the plan of distribution.

We will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering. Additionally, we will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Act may be permitted to our directors, officers and controlling persons pursuant to any indemnification agreement, insurance or any provision of Delaware corporate law, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In accordance with the requirements of the Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Markham, Ontario, Canada, on July 12, 2005.

ALPHARX, INC.

By:	/s/ Michael Lee

Title:	C.E.O. and Chairman of the Board of
Directors

In accordance with the requirements of the Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

       /s/ Michael Lee

MICHAEL LEE, CEO and Chairman of the Board of Directors

Dated: July 12, 2005

/s/ Marcel Urbanc

MARCEL URBANC, Chief Financial Officer and Principal Accounting Officer

Dated: July 12, 2005

____________________

DR. FORD MOORE, Director*

Dated: July 12, 2005

____________________

DR. DAVID MILROY, Director*

Dated: July 12, 2005

*Executed under a Power of Attorney previously filed with the Securities and Exchange Commission

ALPHARX, INC.

MARCH 31, 2005

Unaudited Interim Consolidated Balance Sheets as of March 31, 2005
and September 30, 2004	57

Unaudited Interim Consolidated Statements of Operations for the six months
ended March 31, 2005 and March 31, 2004	58

Unaudited Interim Consolidated Statements of Operations for the three months
ended March 31, 2005 and March 31, 2004	59

Unaudited Interim Consolidated Statements of Changes in Shareholders' Equity
(Deficiency)	60

Unaudited Interim Consolidated Statements of Cash Flow for the six months
ended March 31, 2005 and March 31, 2004	61

Condensed Notes to Unaudited Interim Consolidated Financial Statements	62-66

ALPHARx, INC.
INTERIM CONSOLIDATED BALANCE SHEETS
AS AT MARCH 31, 2005 AND SEPTEMBER 30,2004
(UNAUDITED)

	March 31,	September 30,
	2005	2004
CURRENT ASSETS

Cash and Cash Equivalents	$1,569,236	$2,856,042
Accounts Receivable, net	54,912	49,930
Prepaid Expenses	76,340	67,640
Inventory	213,572	180,272

TOTAL CURRENT ASSETS	1,914,060	3,153,884

PROPERTY, PLANT & EQUIPMENT, net	247,167	241,533
OTHER ASSETS
Licensing Right (Note 3)	1	1

TOTAL ASSETS	2,161,228	3,395,418

CURRENT LIABILITIES
Accounts Payable and Accrued Liabilities	400,378	279,071
Notes Payable (Note 4)	-	665,900
Litigation Liability (Note 5 )	25,000	25,000
TOTAL CURRENT LIABILITIES	425,378	969,971

CONTINGENCIES AND COMMITMENTS (Note 9)

SHAREHOLDERS' EQUITY
Common Stock: $ 0.0001 par value,
Authorized 250,000,000 shares; issued and
outstanding 57,508,112 shares (September 30, 2004 -	5,752	5,232
52,304,642)
Additional paid-in capital	10,145,696	9,580,035
Deficit	(8,415,598)	(7,159,820)

TOTAL SHAREHOLDERS' EQUITY	1,735,850	2,425,447

TOTAL LIABILITIES AND SHAREHOLDERS'	$2,161,228	$3,395,418
EQUITY

See condensed notes to consolidated financial statements

ALPHARx, INC.
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED MARCH 31, 2005 AND 2004
(UNAUDITED)

Six months ended March 31,	2005	2004

SALES	$25,146	$362,610

COST OF SALES	11,079	146,185

GROSS MARGIN	14,067	216,425

SELLING AND ADMINISTRATIVE EXPENSES	781,526	597,987
RESEARCH AND DEVELOPMENT EXPENSES	481,388	40,245
DEPRECIATION	25,018	19,562
LOSS FROM OPERATIONS	(1,273,865)	(441,369)

OTHER INCOME AND EXPENSES

Interest Income/(expense)	18,087	(861,000)
Write down of licensing rights	-	(229,999)

LOSS BEFORE INCOME TAXES	(1,255,778)	(1,532,368)

INCOME TAX	-	-

NET LOSS	$ (1,255,778)	$ (1,532,368)

NET LOSS PER COMMON SHARE, BASIC &
DILUTED	(0.02)	(0.09)

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING	56,993,521	16,994,258

See condensed notes to consolidated financial statements

ALPHARx, INC.
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004
(UNAUDITED)

Three months ended March 31,	2005	2004

SALES	$16,200	$315,441

COST OF SALES	6,651	128,669

GROSS MARGIN	9,549	186,772

SELLING AND ADMINISTRATIVE EXPENSES	488,210	327,070
RESEARCH AND DEVELOPMENT EXPENSES	327,376	28,817
DEPRECIATION	13,568	8,518
LOSS FROM OPERATIONS	(819,605)	(177,633)

OTHER INCOME AND EXPENSES

Interest Income/(expense)	8,261	(861,000)
Write down of licensing rights	-	(229,999)

LOSS BEFORE INCOME TAXES	(811,344)	(1,268,632)

INCOME TAX	-	-

NET LOSS	$ (811,344)	$(1,268,632)

NET LOSS PER COMMON SHARE, BASIC &
DILUTED	(0.01)	(0.07)

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING	57,508,112	17,020,082

See condensed notes to consolidated financial statements

ALPHARx, INC.
INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
(UNAUDITED)

	Common Stock		Additional	Retained	Total
	Number of		Paid-in	Earnings	Shareholders'
	Shares	Amount	Capital	(Deficit)	Equity(Deficit)
Balance at
September 30, 2003: 16,920,082		1,692	4,024,039	(4,225,980)	(200,249)

Issuances of
Common Stock
for consulting,
legal services	100,000	11	29,990		30,001

Conversion of
Promissory
Notes	3,752,340	375	1,535,859		1,536,234

Commission on
Promissory Notes
and Common
Stock Issued	4,308,186	431	580,120		580,551

Issuances of
Common
Stock	27,224,034	2,723	3,410,027		3,412,750

Net Loss for the
Year ending
September 30 ,2004				(2,933,840)	(2,933,840)

Balance at
September 30,
2004	52,304,642	$5,232	$9,580,035	$(7,159,820)	$2,425,447

Conversion of
Promissory
Notes	5,203,470	520	510,988		511,508

Issuance of
Stock Options
for consulting services			54,673		54,673

Net loss for
the period				(1,255,778)	(1,255,778)

Balance at
March 31,
2005	57,508,112	$5,752	$10,145,696	$(8,415,598)	$1,735,850

See condensed notes to consolidated financial statements

ALPHARx, INC.
INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED MARCH 31, 2005 AND 2004
(UNAUDITED)

Six months ended March 31,	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(1,255,778)	$(1,532,368)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	25,018	19,562
Options issued for services rendered	54,673	-
Write down of licensing rights	-	229,999
Interest expense on convertible debt	-	861,000
Shares Issued For Services Rendered	-	30,000
Changes in assets and liabilities:
(Increase) decrease in Inventory	(33,300)	57,306
(Increase) decrease in Accounts Receivable	(4,982)	14,925
Decrease in Prepaid Expenses	(8,700)	(3,528)
Increase in deferred financing costs	-	(86,100)
Increase in Accounts Payable and Accrued Liabilities	121,307	248,135

NET CASH USED IN OPERATING ACTIVITIES	(1,101,762)	(161,069)

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of Machinery & Equipment	(30,652)	(38,147)

NET CASH USED IN INVESTING ACTIVITIES	(30,652)	(38,147)

CASH FLOWS FROM FINANCING ACTIVITIES

Issuance (repayment) of Notes Payable	(154,932)	644,714

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(154,392)	644,174

NET (DECREASE) INCREASE IN CASH	(1,286,806)	445,498

CASH, and cash equivalents, beginning of period	2,856,042	24,520

CASH, and cash equivalents, end of period	$1,569,236	$470,018

See condensed notes to consolidated financial statements

ALPHARX INC.
CONDENSED NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2005
(UNAUDITED)

NOTE 1. NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with the instructions to Form 10-QSB and do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of all recurring accruals) considered necessary for fair presentation have been included. Operating results for the interim periods are not necessarily indicative of the results that may be expected for the year ended September 30, 2005. Interim consolidated financial statements should be read in conjunction with the Company's annual audited consolidated financial statements.

NOTE 2. NATURE OF BUSINESS AND GOING CONCERN

ALPHARX, INC. (the Company) was incorporated under the laws of the State of Delaware on August 7, 1997. The company is an emerging pharmaceutical company specializing in the formulation of therapeutic products using proprietary drug delivery technologies. The company was formally known as LOGIC TECH INTERNATIONAL, INC., and had its corporate name changed during fiscal year 2000.

Effective July 1, 2003 the Company acquired all of the shares of AlphaRx Canada Limited for nominal value of $1. AlphaRx Canada Limited was dormant until this time. AlphaRx Canada Limited was incorporated under the laws of Ontario in order to streamline sales of the Company's products in the Canadian market. Prior to this time AlphaRx Canada Limited had no material assets or any liabilities and was wholly owned by the President & CEO of the Company. The interim consolidated financial statements reflect the activities of the Company and of AlphaRx Canada Limited - its wholly owned subsidiary. All material inter-company accounts and transactions have been eliminated.

The accompanying unaudited interim consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, they do not include any adjustments relating to the realization of the carrying value of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. Continuance of the Company as a going concern is dependent on its future profitability and on the on-going support of its shareholders, affiliates and creditors.

NOTE 3. LICENSING RIGHT

The Company acquired world-wide exclusive commercialization rights for VT-1 from Select Therapeutics Inc. in January 2003 with the intention of commercializing this drug. Subsequent to this acquisition the Company launched Flexogan in Canada, and shifted focus on drug delivery products, and related sales and marketing. Having unsuccessfully attempted to resell these commercialization rights, they have been written down to a nominal value due primarily to prohibitive development costs, and the fact that there is no market for these rights.

NOTE 4. NOTES PAYABLE

During October, 2004, the Company converted $520,347 in convertible promissory notes into 5,203,470 shares of common stock plus warrants to purchase 10,406,940 shares of common stock at an exercise price of $0.30 per share. These warrants expire during September and October, 2007.

The remainder of the promissory notes totaling $154,932 which included accrued interest, were repaid to officers and directors of the Company. As a result of the repayments and conversions, the Company has no outstanding debt other than trade and accrued accounts payable as of March 31, 2005.

NOTE 5. LITIGATION LIABILITY

The Company is a defendant in a lawsuit filed by a prospective investor alleging breach of contract, which seeks damages totaling $25,000. The Company believes the suit is without merit, however, to remain conservative, the entire claim has been accrued in the financial statements.

NOTE 6. COMMON STOCK

The Company is authorized to issue 250,000,000 shares of common stock. As of March 31, 2005, there remains issued and outstanding 57,508,112 shares of such common stock which has a stated par value of $0.0001 per share.

During the three months ended December 31, 2004, $520,347 of convertible promissory notes were converted into 5,203,470 shares of common stock at $0.10 per share and 10,406,940 warrants to purchase shares of common stock at an exercise price of $0.30 per share.

During the three months ended March 31, 2005 the Company did not issue any common stock.

NOTE 7. STOCK OPTION PLANS

The Company has a Stock Option Plan (Plan) under which officers, key employees, certain independent contractors, and non-employee directors may be granted options to purchase shares of the Company's authorized but unissued common stock. Since the fiscal year of 2001, the option plan was terminated. Under this Plan, the option exercise price is US$0.10. Outstanding stock options granted under the Plan will remain in effect until the expiration date specified in those options. Options currently expire no later than 10 years from the grant date and generally vest within five years. Proceeds received by the Company from exercises of stock options are credited to common stock and additional paid-in capital. Additional information with respect to the Plan's stock option activity is as follows:

	Number of	Weighted
	Shares	Average
		Exercise
		Price
Options exercisable at March 31, 2005	1,150,000	$0.10

The Company adopted a new option plan on February 10, 2003 under which options to purchase 1,500,000 common shares will be granted to certain key employees and directors. Under the Plan, the option exercise price and its fair market value are determined to be US$0.50 -US$0.69. All options will expire on February 10, 2008 and will vest, and become exercisable in three instalments. Proceeds received by the Company from exercises of stock options are credited to common stock and additional paid-in capital. Additional information with respect to the Plan's stock option activity is as follows:

	Number of	Weighted
	Shares	Average
		Exercise
		Price
Outstanding at February 10, 2003 (plan adoption)	0
Granted during fiscal 2003	645,000	$0.63
Exercised	0	$0.00
Cancelled during fiscal 2003	75,000	$0.63
Outstanding as of September 30, 2004 and March
31, 2005	570,000	$0.63
Options exercisable at March 31, 2005	570,000	$0.63

The Company granted 645,000 options to consultants during fiscal 2003. The fair value of each option granted during 2003 was recorded as consulting expense using the Black-Scholes option pricing model. No further options will be granted under the two plans mentioned above.

No stock options were granted during the year ended September 30, 2004.

The Company, via written consent from a majority of the holders of common stock, approved the adoption of a new option plan during July, 2004. Under this plan the Company can issue up to 24,000,000 options to purchase common stock. As of September 30, 2004 no options under this plan had been formally allocated. During the six months ended March 31, 2005 the Company granted 20,610,000 options under this new plan. Of these options, 500,000 were granted to consultants causing a stock based compensation expense of $54,673 using the Black-Scholes option pricing model. Additional information with respect to the Plan's stock option activity is as follows:

	Number of	Weighted
	Shares	Average
		Exercise
		Price
Outstanding at July 24, 2004 (plan adoption)	0
Granted during fiscal 2004	0
Granted during six months ended March 31, 2005	20,610,000	$0.16
Exercised	0	$0.00
Cancelled	0	$0.00
Outstanding as of March 31, 2005	20,610,000	$0.16
Options exercisable at March 31, 2005	500,000	$0.44

The following options were granted to employees during the six months ended March 31, 2005:

Date	Quantity	Price	Expiry	Fair Value	Risk	Expected	Expected	Expected
					Free	Life in	Volatility	Dividends
					Rate	Years
Nov.15,	12,720,000	$0.15	Nov. 14,	1,394,249	2.32%	10	185%	NIL
2004			2014
Jan. 10,	7,000,000	$0.16	Jan. 9,	1,045,056	2.02%	10	177%	NIL
2005			2015
Feb. 8,	390,000	$0.15	Feb. 7,	53,894	1.93%	10	156%	NIL
2005			2015
	20,110,000			$2,493,199

All of the options issued to employees disclosed above vest over one year. No compensation expense has been recorded for these options.

Pro-forma information regarding net loss and loss per share is required by SFAS 123 (Amended by SFAS 148). The Company's pro-forma information for the six months ended March 31, 2005 is as follows:

	As Reported	Pro-Forma

Stock based compensation:	$54,673	$814,578

Net Loss	$(1,255,778)	$(2,015,683)

Basic and Diluted loss per share	$ (0.02)	$(0.04)

NOTE 8. WARRANTS

The Company has the following warrants outstanding to purchase common stock at March 31, 2005:

Warrants issued in conjunction with financing costs whereby one warrant entitles the holder to purchase one share of common stock
at an exercise price of $1.10, expiring December 19, 2005.	670,275
Warrants issued in conjunction with financing costs whereby one warrant entitles the holder to purchase one share of common stock
at an exercise price of $0.65 expiring June 17, 2006.	75,524
Warrants issued in return for financial advisory services whereby one warrant entitles the holder to purchase one share of common
stock at an exercise price of $0.05, expiring September 1, 2007.	3,000,000
Warrants issued in conjunction with financing costs whereby one warrant entitles the holder to purchase one share of common stock
at an exercise price of $0.15, expiring September 1, 2007.	2,994,642
Warrants issued in conjunction with financing costs whereby one warrant entitles the holder to purchase one share of common stock
at an exercise price of $0.30, expiring September 1, 2007.	2,287,669
Warrants issued in conjunction with conversion of promissory notes and in conjunction with the private placement completed during July and September, 2004. One warrant entitles the holder to purchase one share of common stock at an exercise price of
$0.30. Expiry dates: July 21, 2007 - 27,505,378; September 1,
2007 - 12,426,114; October 13, 2007 - 5,204,160.	45,135,652
54,163,762

NOTE 9. COMMITMENTS

Leases

Effective December 1, 2004 the Company entered into an operating lease for research equipment. Minimum annual lease payments total $10,932 commencing December 1, 2004 and ending November 1, 2009.

Effective April 1, 2005 the Company entered into two operating leases for research equipment. Minimum annual lease payments total $27,797 commencing on April 1, 2005 and ending March 1, 2008.

The Company leases its premises, automobile, and computer equipment. The aggregate minimum annual payments due under these leases, including the new ones entered into as described above, is as follows:

Fiscal Year	Amount

2005	$56,795
2006	$72,507
2007	$68,707
2008	$54,463
2009	$18,244

Services

The Company has entered into an agreement with a third party for the provision of financial advisory services in exchange for 800,000 shares of common stock, to be issued and delivered upon completion of the services, in February, 2006. The common stock was valued at $0.15 per share for the purposes of this agreement. The Company accrues $10,000 per month in connection with these services. As at March 31, 2005, $20,000 has been accrued.

NOTE 10. SUBSEQUENT EVENT

Subsequent to March 31, 2005 our wholly-owned subsidiary - AlphaRx International Holdings Limited ("AIH") which was previously inactive, entered into a Manufacturing and Distribution License agreement with Basin Industrial Limited, a Hong Kong based corporation, to manufacture and sell our Flexogan line of products in the areas of Hong Kong, the Peoples' Republic of China, the Republic of Korea and Japan. The Manufacturing and Distribution License agreement will be executed through a 50:50 joint venture - AlphaAP Inc., a company to be established.

ALPHARx, INC.

CONSOLIDATED FINANCIAL STATEMENTS AND AUDIT REPORT

SEPTEMBER 30, 2004, AS RESTATED AND SEPTEMBER 30, 2003

CONSOLIDATED FINANCIAL STATEMENTS AS RESTATED	PAGE(S)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	68

CONSOLIDATED BALANCE SHEETS, AS RESTATED	69

CONSOLIDATED STATEMENTS OF OPERATIONS AS RESTATED	70

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AS	71
RESTATED

CONSOLIDATED STATEMENTS OF CASH FLOWS AS RESTATED	72

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS RESTATED	73-83

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
AlphaRx, Inc.

We have audited the accompanying restated consolidated balance sheets of AlphaRx, Inc. (incorporated in the State of Delaware) as at September 30, 2004 and 2003 and the related restated consolidated statements of operations, cash flows and stockholders' equity for the years then ended. These restated consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these restated consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the restated consolidated financial statements referred to above present fairly, in all material respects, the financial position of AlphaRx, Inc. as at September 30, 2004 and 2003 and the results of its operations and its cash flows for the years then ended in accordance with generally accepted accounting principles in the United States of America.

The accompanying restated consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the restated consolidated financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. The restated consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Should the Company be unable to continue as a going concern, certain assets and liabilities will have to be adjusted to their liquidation values.

The previous Report of Independent Registered Public Accounting Firm has been withdrawn. The restated consolidated financial statements have been adjusted as discussed in note 18.

Toronto, Ontario, Canada
November 12, 2004 (except for note 18,	/s/Schwartz Levitsky Feldman LLP
which is as of May 13, 2005 and notes 2,	Chartered Accountants
13 and 17 which are as of June 30, 2005)

ALPHARx, INC.

CONSOLIDATED BALANCE SHEETS

AS AT SEPTEMBER 30, 2004, AS RESTATED (NOTE 18) AND 2003

September 30,	2004	2003
CURRENT ASSETS

Cash and Cash Equivalents	$2,856,042	$24,520
Accounts Receivable, net (note 3)	49,930	27,662
Prepaid Expenses	67,640	3,690
Inventory (note 4)	180,272	141,905

TOTAL CURRENT ASSETS	3,153,884	197,777

PROPERTY, PLANT & EQUIPMENT, net (note 5)	241,533	126,535
OTHER ASSETS
Licensing Right (note 6)	1	230,000

TOTAL ASSETS	3,395,418	554,312

CURRENT LIABILITIES
Accounts Payable and Accrued Liabilities (note 7)	279,071	254,724
Notes Payable (note 8 and 17)	665,900	474,837
Litigation Liabilities (note 9)	25,000	25,000
TOTAL CURRENT LIABILITIES	969,971	754,561

CONTINGENCIES & COMMITMENTS (note 9 and 10)

SHAREHOLDERS' EQUITY (DEFICIENCY)
Common Stock: $ 0.0001 par value,
Authorized 250,000,000 shares; issued and
outstanding 52,304,642 shares (2003 - 100,000,000	5,232	1,692
authorized; 16,920,082 issued and outstanding) (note 11)
Additional paid-in capital	9,580,035	4,024,039
Deficit	(7,159,820)	(4,225,980)

TOTAL SHAREHOLDERS' EQUITY (DEFICIENCY)	2,425,447	(200,249)

TOTAL LIABILITIES AND SHAREHOLDERS'	$3,395,418	$554,312
EQUITY (DEFICIENCY)

ALPHARx, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED SEPTEMBER 30, 2004, AS RESTATED, AND 2003

Year ended September 30,	2004	2003

SALES	$383,824	$52,925

COST OF SALES	153,323	19,510

GROSS MARGIN	230,501	33,415

SELLING AND ADMINISTRATIVE EXPENSES	1,383,557	1,225,140
RESEARCH AND DEVELOPMENT EXPENSES	360,467	186,241
DEPRECIATION	36,447	26,764
LOSS FROM OPERATIONS	(1,549,970)	(1,404,730)

OTHER INCOME AND EXPENSES

Other Income	-	10,130
Interest income/(expense), net	(1,153,871)	3
Write down of Licensing Rights (note 6)	(229,999)	-
Loss on Investment	-	(20,000)
	(1,383,870)	(9,867)

LOSS BEFORE INCOME TAXES, AS RESTATED	(2,933,840)	(1,414,597)

INCOME TAX (note 12)	--	--

NET LOSS, AS RESTATED	$ (2,933,840)	$(1,414,597)

NET LOSS PER COMMON SHARE, BASIC &
DILUTED	(0.13)	(0.09)

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING	22,741,117	15,858,421

ALPHARx, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED SEPTEMBER 30, 2004, AS RESTATED, AND 2003

	Common Stock		Additional	Retained	Total
	Number of		Paid-in	Earnings	Shareholders'
	Shares	Amount	Capital	(Deficit)	Equity

Balance at	15,327,341	$1,533	$2,897,277	$(2,811,383)	$87,427
September 30,
2002

Issuances of
Common Stock	1,592,741	159	846,168		846,327

Issuance of Stock
Options for consulting services			280,594		280,594

Net loss for the
Year ending
September 30,
2003				(1,414,597)	(1,414,597)

Balance at
September 30,
2003	16,920,082	1,692	4,024,039	(4,225,980)	(200,249)

Issuances of
Common Stock
for consulting,
legal services	100,000	11	29,990		30,001

Conversion of
Promissory Notes	3,752,340	375	1,535,859		1,536,234

Commission on
Promissory Notes
and Common
Stock Issued	4,308,186	431	580,120		580,551

Issuances of
Common Stock	27,224,034	2,723	3,410,027		3,412,750

Net Loss, as restated
for the year ending
September 30, 2004				(2,933,840)	(2,933,840)

Balance, as of
September 30,
2004
	52,304,642	$5,232	$9,580,035	$(7,159,820)	$2,425,447

ALPHARx, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED SEPTEMBER 30, 2004, AS RESTATED, AND 2003

September 30,	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss, as restated	$(2,933,840)	$(1,414,597)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	36,447	26,764
Write down of licensing rights	229,999
Shares Issued For Services Rendered	610,552	273,436
Options Issued For Services Rendered	-	280,594
Interest expense on convertible debt	1,161,000	-
Changes in assets and liabilities:
Increase in Inventory	(38,367)	(89,764)
Increase in Accounts Receivable	(22,268)	(27,662)
(Increase) Decrease in Prepaid Expenses	(63,950)	25,695
Increase in Accounts Payable and Accrued Liabilities	24,347	230,044

NET CASH USED IN OPERATING ACTIVITIES	(996,080)	(695,490)

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of Licensing Rights	-	(230,000)
Purchase of Machinery & Equipment	(151,445)	(36,197)

NET CASH USED IN INVESTING ACTIVITIES	(151,445)	(266,197)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of bank indebtedness	-	(9,202)
Issuance of Notes Payable, net (note 8 and 17)	191,063	422,518
Proceeds from Issuance of Common Stock (net)	3,787,984	572,891

NET CASH PROVIDED BY FINANCING ACTIVITIES	3,979,047	986,207

NET INCREASE IN CASH	2,831,522	24,520

CASH, beginning of year	24,520	0

CASH, and Cash Equivalents, end of year	$2,856,042	$24,520
SUPPLEMENTARY DISCLOSURE:
The statement of cash flows using indirect method as defined under Statement of Financial Accounting Standard of No. 95.
Income Tax Paid	$0	$0
Interest Paid	$154,674	$25,186

ALPHARX INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2004, AS RESTATED, AND 2003

NOTE 1. NATURE OF BUSINESS AND GOING CONCERN

ALPHARX, INC. (the "Company") was incorporated under the laws of the State of Delaware on August 8, 1997. The Company is an emerging pharmaceutical company specializing in the formulation of therapeutic products using proprietary drug delivery technologies. The company was formally known as LOGIC TECH INTERNATIONAL, INC., and had its corporate name amended during fiscal year 2000.

Effective July 1, 2003 the Company acquired all of the shares of AlphaRx Canada Limited for nominal value of $1. AlphaRx Canada Limited was dormant until this time. AlphaRx Canada Limited was incorporated under the laws of Ontario in order to streamline sales of the Company's products in the Canadian market. Prior to this time AlphaRx Canada Limited had no material assets or any liabilities and was wholly owned by the President & CEO of the Company. The consolidated financial statements reflect the activities of the Company and of AlphaRx Canada Limited - its wholly owned subsidiary. All material inter-company accounts and transactions have been eliminated.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, they do not include any adjustments relating to the realization of the carrying value of assets or the amounts and classification of liabilities that might be necessary should the company be unable to continue as a going concern. Continuance of the company as a going concern is dependent on its future profitability and on the on-going support of its shareholders, affiliates and creditors.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of ALPHARX, INC. is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles in the United States of America and have been consistently applied in the preparation of the financial statements.

Cash and Cash Equivalents

Cash and cash equivalents includes cash on hand, amounts on deposit with banks, and any other highly liquid investments purchased with a maturity of three months or less. The carrying amount approximates fair value because of the short maturity of those instruments.

Fair Value of Financial Instruments

The carrying amount of the Company's account receivables, accounts payable, accrued liabilities, litigation liabilities and notes payable approximates fair value because of the short maturity of these instruments.

Long-Term Financial Instruments

The fair value of each of the Corporation's long-term financial assets is based on the amount of future cash flows associated with each instrument discounted using an estimate of what the Company's current borrowing rate for similar instruments of comparable maturity would be.

It is of the management's opinion that the Company is not exposed to significant interest rate risk, credit risk or currency risks arising from these financial instruments.

Inventory

Inventory is recorded at the lower of cost and net realizable value. Cost is determined on the first-in first-out basis.

Foreign Currency Translation

The Company maintains the books and records of the subsidiary in Canadian dollars, its functional currency. The records of the Canadian subsidiary are converted to US dollars, the reporting currency. The translation method used is the current rate method which is the method mandated by SFAS 52 where the functional currency is the foreign currency. Under the current rate method all assets and liabilities are translated at the current rate, stockholder's equity accounts are translated at historical rates and revenues and expenses are translated at average rates for the year.

Earnings or Loss Per Share

The Company adopted FAS No.128, "Earnings per Share", which requires disclosure on the financial statements of "basic" and "diluted" earnings (loss) per share. Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the year. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding plus common stock equivalents (if dilutive) related to stock options and warrants for each year.

Income Taxes

The Company accounts for income tax under the provision of Statement of Financial Accounting Standards No. 109, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statement or tax returns. Deferred income taxes are provided using the liability method. Under the liability method, deferred income taxes are recognized for all significant temporary differences between the tax and financial statement bases of assets and liabilities.

Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to tax expense in the period of enactment. Deferred tax assets may be reduced, if deemed necessary based on a judgmental assessment of available evidence, by a valuation allowance for the amount of any tax benefits which are more likely, based on current circumstances, not expected to be realized.

Property and Equipment

Property and equipment are stated at cost. Depreciation is calculated by using Modified Accelerated Cost Recovery System Method for financial reporting as well as income tax purposes at rates based on the following estimated useful lives:

Furniture and Fixtures	7 years

Machinery and Equipment	3 - 7 years

Automobile	5 years

Leasehold Improvements	10 years

The Company capitalizes expenditures that materially increase assets' lives and expenses ordinary repairs and maintenance to operations as incurred. When assets are sold or disposed or otherwise fully depreciated, the cost and related accumulated deprecation are removed from the accounts and any gain or loss is included in the statement of income and retained earnings.

Research and Development

All research and development costs are charged to expense as incurred. These costs include research and development, travel to explore and evaluate new products, raw materials, lab supplies and other costs related directly to research and development of new and existing products.

Revenue Recognition

Sales represent the invoiced value of goods supplied to customers. Revenues are recognized upon the passage of title to the customers, provided that the collection of the proceeds from sales are reasonably assured. A reserve for returns is considered periodically based on actual or anticipated returns from customers. The Company policy is not to accept returns, however, under certain circumstances returns are accepted to maintain good customer relations.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These estimates are reviewed periodically and as adjustments become necessary, they are reported in earnings in the period in which they become known.

Long-Lived Assets

The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of which has been superseded by SFAS No. 144. SFAS No. 144 requires that long-lived assets to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management used its best estimate of the undiscounted cash flows to evaluate the carrying amount and have determined that no impairment has occurred.

Intangible Assets

Intangible assets with an indefinite useful economic life are tested annually for impairment and periodically if events or circumstances warrant such a test in accordance with SFAS 142. An impairment loss is recognized if the carrying amount exceeds the fair value.

Concentrations of Credit Risks and Revenues

The Company's receivables are unsecured and are generally due in 30 Days. Currently, the Company does not have a diverse customer base as approximately 75% of revenues were derived from two customers during the year ended September 30, 2004. The Company is however, continuously broadening its customer base in order to increase revenues and reduce economic dependency on these two customers. The majority of the Company's customers are blue chip, publicly traded companies.

Recent Pronouncements

SFAS No. 144 - Accounting for the Impairment or Disposal of Long-Lived Assets. This standard supercedes SFAS No. 121 - Accounting for the impairment of long-lived assets and for Long-Lived Assets to be Disposed of. This standard requires that businesses recognize impairment when the financial statement carrying amount of long-lived asset or asset group exceeds its fair value and is not recoverable. The provisions of this statement are effective for financial statements issued for fiscal years beginning after December 15, 2001.

SFAS No. 145 - Rescission of FASB Statements No.4, 44 and 64, Amendment of FASB

Statement No. 13, and Technical Corrections. SFAS 145 updates, clarifies and simplifies existing accounting pronouncements. SFAS 145 rescinds Statement No.4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as extraordinary items, net of related income tax effect. As a result, the criteria in APB Opinion No. 30 will now be used to classify those gains and losses because Statement No. 4 has been rescinded. Statement No. 44 was issued to establish accounting requirements for the effects of transition to provisions of the Motor Carrier Act of 1980. Because the transition has been completed, Statement No. 44 is no longer necessary.

SFAS No. 146 - Accounting for Cost Associated with Exit or Disposal Activities. SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Previous accounting guidance was provided by Emerging Issues Task Force ("EITF") Issue No. 94-3. SFAS 146 replaces EITF94-3. The Statement is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.

SFAS No.147 - Acquisition of certain Financial Institutions, an amendment of SFAS 72 and 144 and SFAS interpretation number 9 issued October 2002 and relates to acquisitions of financial institutions.

SFAS No. 148 - Accounting for Stock Based Compensation-Transition and Disclosure, an amendment of SFAS 123 issued December 2002 and permits two additional transition methods for entities that adopt the fair value based method of accounting for stock based employee compensation to avoid the ramp-up effect arising from prospective application. This statement also improves the prominence and clarity of the pro-forma disclosures required by SFAS 123.

SFAS No. 149 - Amendment of SFAS 133 on derivative instruments and hedging activities. This statement amends and clarifies financial accounting and reporting for derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS 133, accounting for derivative instruments and hedging activities.

SFAS No. 150- Accounting for certain financial instruments with characteristics of both liabilities and equity. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity.

The Company believes that the above standards would not have a material impact on its financial position, results of operations or cash flows.

NOTE 3. ACCOUNTS RECEIVABLE

	2004	2003

Accounts receivable	$51,576	$29,742
Less: Allowance for doubtful accounts	1,646	2,080

	$49,930	$27,662

The Company carries accounts receivable at the amounts it deems to be collectible. Accordingly, the Company provides allowances for accounts receivable it deems to be uncollectible based on management's best estimates. Recoveries are recognized in the period they are received. The ultimate amount of accounts receivable that becomes uncollectible could differ from those estimated.

NOTE 4. INVENTORY

Inventory comprised the following:

	2004	2003

Raw materials	$59,844	$26,757
Finished goods	120,428	115,148

	$180,272	$141,905

NOTE 5. PROPERTY, PLANT & EQUIPMENT

	2004	2003

Furniture & Fixtures	25,089	11,656
Machinery & Equipment	293,475	170,072
Automobile	--	22,067

COST	338,512	205,632

Less: Accumulated depreciation/amortization

Leasehold Improvements	3,573	460
Furniture & Fixtures	8,679	5,709
Machinery & Equipment	84,727	59,496
Automobile	--	13,432

	96,979	79,097

NET	$241,533	$126,535

NOTE 6. LICENSING RIGHT

In January 2003, the Company entered into a sub-licence agreement with a third party drug research company for the world-wide commercialization of an experimental cancer drug. The cost of this sub-licence agreement was $230,000 which was paid by cash of $190,000 and shares with a value of $40,000. Costs to bring this drug to market are currently prohibitive for the Company, and having unsuccessfully attempted to resell these commercialization rights, they have been written down to a nominal value.

NOTE 7. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities are comprised of the following:

	2004	2003

Trade Accounts Payable	$177,962	$205,654
Accrued Liabilities	101,109	49,070

	$279,071	$254,724

NOTE 8. NOTES PAYABLE

At September 30, 2004, the Company has notes payable including accrued interest of $665,900. (September 30, 2003 - $474,837). Of these notes, $520,347 are secured by a first priority interest in all of the intellectual property and other assets of the Company. These notes, bearing interest at 10% per annum, are convertible into shares of common stock at a conversion price of $0.10. The remaining notes are unsecured and bear interest at 0%-12% per annum. See also subsequent event note below. All notes including accrued interest were repaid subsequent to year end or converted into common stock plus warrants to purchase common stock.

EITF 98-5 and EITF 00-27 requires recognition of a conversion feature that is in-the-money at issuance as additional paid in capital, measured by allocating a portion of the proceeds equal to the intrinsic value of that feature. The senior convertible notes were issued at a conversion price less than the quoted market price on the date of issue. Accordingly interest expense of $1,161,000 has been recognized and additional paid in capital has been increased by the same amount via a restatement of previously reported amounts. See also Note 18 - Restatement.

NOTE 9. LITIGATION LIABILITY

The Company is a defendant in a lawsuit, filed by a prospective investor alleging breach of contract, which seeks damages totaling $25,000. The Company believes the suit is without merit, however, to remain conservative, the entire claim has been accrued in the financial statements.

NOTE 10. COMMITTMENTS

Leases

The Company leases automobile and computer equipment as well as its main premises. The aggregate minimum annual payments due under these leases are as follows:

Year	Amount

2005	$32,374
2006	$32,374
2007	$28,736
2008	$28,406
2009	$ 5,309

NOTE 11. COMMON STOCK

During July, 2004, the majority of the Company's stockholders, by written consent, agreed to increase the authorized number of common shares to 250,000,000 from the existing authorization for 100,000,000.

The Company is hence authorized to issue 250,000,000 shares of common stock. As of September 30, 2004, there remains issued and outstanding 52,304,642 shares of such common stock which has a stated par value of $0.0001 per share.

During the year, the Company issued 100,000 shares of common stock at a price of $0.30 per share for consulting and legal services; $375,234 of convertible promissory notes were converted into 3,752,340 shares of common stock at $0.10 per share; 1,313,542 shares were issued in lieu of cash commission for the placement of promissory notes at a value of $131,354; 27,224,034 shares were issued at $0.15 per share in connection with a private placement, and 2,994,644 shares were issued in lieu of cash commission at a value of $449,197 in connection with the private placement of stock. Total proceeds from the private placement, net of cash value of all commissions and other issuance expenses of $90,304, was $3,412,750.

NOTE 12. INCOME TAXES

The tax effect of significant temporary differences representing deferred tax assets is as follows:

	2004	2003
Deferred tax assets:

Operating loss carry forwards	$1,927,500	$1,455,175
Valuation allowance	1,927,500	1,455,175
Net deferred tax assets	0	0

These losses expire in varying amounts between 2010 and 2024.

NOTE 13. STOCK OPTION PLANS

The Company has a Stock Option Plan (Plan) under which officers, key employees, certain independent contractors, and non-employee directors may be granted options to purchase shares of the Company's authorized but unissued common stock. Since the fiscal year of 2001, the option plan was terminated. Under this Plan, the option exercise price is US$0.10. Outstanding stock options granted under the Plan will remain in effect until the expiration date specified in those options. Options currently expire no later than 10 years from the grant date and generally vest within five years. Proceeds received by the Company from exercises of stock options are credited to common stock and additional paid-in capital. Additional information with respect to the Plan's stock option activity is as follows:

	Number of	Weighted
	Shares	Average
		Exercise
		Price
Options exercisable at September 30, 2003 and	1,150,000	$0.10
2004

The Company adopted a new option plan on February 10, 2003 under which options to purchase 1,500,000 common shares will be granted to certain key employees, consultants and directors. Under the Plan, the option exercise price and its fair market value are determined to be US$0.50 -US$0.69. All options will expire on February 10, 2008 and will vest, and become exercisable in three instalments. Proceeds received by the Company from exercises of stock options are credited to common stock and additional paid-in capital. Additional information with respect to the Plan's stock option activity is as follows:

	Number of	Weighted
	Shares	Average
		Exercise
		Price
Outstanding at February 10, 2003 (plan adoption)	0
Granted during fiscal 2003	645,000	$0.63
Exercised	0	$0.00
Cancelled during fiscal 2003	75,000	$0.63
Outstanding as of September 30, 2004	570,000	$0.63
Options exercisable at September 30, 2004	406,667	$0.63

The Company granted 645,000 stock options to consultants during fiscal 2003. We recognized $280,594 in administrative expenses related to the granting of these options during fiscal 2003. The fair value of each option granted during 2003 was determined using the Black-Scholes Option Pricing Method.

The following options were granted to consultants during the year ended September 30, 2003:

Date	Quantity	Option	Expiry	Fair	Risk	Expected	Expected	Expected
		Price		Value	Free	Life	Volatility	Dividends
					Rate
February	405,000	$0.63	February	$180,832	4.18%	5 years	89%	NIL
10, 2003			9, 2008
February	150,000	$0.69	February	7,798	4.18%	5 years	89%	NIL
10, 2003			9, 2008
May 5,	20,000	$0.55	May 4,	65,639	3.72%	5 years	103%	NIL
2003			2008
May 10,	70,000	$0.50	May 9,	26,325	3.72%	5 years	101%	NIL
2003			2008
	645,000			$280,594

Most of these options vest over a period of 3 years. The Company expensed the entire fair value of the options in fiscal 2003, the year of grant.

The Company did not grant any stock options during fiscal 2004. There were no stock options issued to employees as of September 30, 2004.

The Company, via written consent from a majority of the holders of common stock, approved the adoption of a new option plan during July, 2004. Under this plan the Company can issue up to

24,000,000 options to purchase common stock. As of September 30, 2004 no options under this plan had been formally allocated. No further options will be granted under the previous two plans. See also subsequent event note below.

NOTE 14. WARRANTS

The Company has the following warrants outstanding to purchase common stock at September 30, 2004:

Warrants issued in conjunction with financing costs whereby one warrant entitles the holder to purchase one share of common stock at an exercise price of $1.10, expiring December 19, 2004.	670,275

Warrants issued in conjunction with financing costs whereby one warrant entitles the holder to purchase one share of common stock at an exercise price of $0.65 expiring June 17, 2006.	75,524

Warrants issued in return for financial advisory services whereby one warrant entitles the holder to purchase one share of common stock at an exercise price of $0.05, expiring September 1, 2007. This warrant can only be exercised after January 29, 2005.	3,000,000

Warrants issued in conjunction with financing costs whereby one warrant entitles the holder to purchase one share of common stock at an exercise price of $0.05, expiring January 1, 2005.	250,000

Warrants issued in conjunction with financing costs whereby one warrant entitles the holder to purchase one share of common stock at an exercise price of $0.15, expiring September 1, 2007.	2,994,642

Warrants issued in conjunction with financing costs whereby one warrant entitles the holder to purchase one share of common stock at an exercise price of $0.30, expiring September 1, 2007.	2,287,669

Warrants issued in conjunction with conversion of promissory notes and in conjunction with the private placement completed during July and September, 2004. One warrant entitles the holder to purchase one share of common stock at an exercise price of $0.30, expiring September 1, 2007.	34,728,712

44,006,822

The Company also has an obligation to honor warrants which result from conversion of certain remaining promissory notes. Upon conversion of the remaining secured convertible promissory notes, the Company must issue warrants whereby one warrant entitles the holder to purchase one share of common stock at an exercise price of $0.30, expiring September 1, 2007. Should the remaining convertible promissory notes be converted, the Company must issue warrants to purchase 10,406,940 shares of common stock. See also subsequent event note below. The remaining convertible promissory notes were converted subsequent to year end.

NOTE 15. SEGMENTED INFORMATION

The Company, after reviewing its reporting systems, has determined that it has one reportable segment and geographic segment. The Company's operations are all related to the research, design, manufacture and sales of therapeutic products. All revenue generated to date result from sales in Canada. All assets of the business are located in Canada.

NOTE 16. RECLASSIFICATIONS

Certain amounts from prior year have been reclassified to conform with current year's presentation.

NOTE 17. SUBSEQUENT EVENTS

On October 8, 2004 holders of $260,208 in convertible promissory notes converted the notes into 2,602,083 shares of common stock plus warrants to purchase 5,204,160 shares of common stock at an exercise price of $0.30 per share. The warrants expire on September 1, 2007.

On October 28, 2004, holders of $260,139 in convertible promissory notes converted the notes into 2,601,389 shares of common stock plus warrants to purchase 5,202,780 shares of common stock at an exercise price of $0.30 per share. The warrants expire September 1, 2007.

On October 29, 2004 all remaining unsecured promissory notes totalling $145,554 were repaid by the Company. As a result of the above mentioned conversions and repayments, all debt reflected on the balance sheet as at September 30, 2004 has been extinguished.

On November 15, 2004 the Company issued 13,220,000 options to purchase common stock to 14 individuals including management, directors and consultants. Of these, 12,720,000 options were issued to management and directors, are exercisable at $0.15 per share, and expire on November 15, 2014. The remaining 500,000 options were issued to consultants, are exercisable between $0.40 and $0.50 per share, and expire on November 15, 2014.

The Company recorded a stock-based compensation expense in selling and administrative expenses in the amount of $54,673 during the six month period ended March 31, 2005. This represents the entire fair value of 500,000 options granted to consultants mentioned above. The fair value of the options was calculated using the Black-Sholes Option Pricing Method.

On February 8, 2005 the Company issued 390,000 options to purchase common stock to 5 individuals including management and employees. These options are excercisable at $0.15 per share and expire on February 8, 2015.

On a pro-forma basis, as per SFAS 123 and 148 an additional stock-based compensation expense of $759,905 would have been recorded during the six month period ending March 31, 2005, in regards to the 12,720,000 options issued November 15, 2004 and 390,000 options issued February 8, 2005 to employees of the Company. The fair value of the options was calculated using the Black-Sholes Option Pricing Method.

On May 25, 2005 the Company issued 100,000 options to purchase common stock to a consultant of the Company. These options are exercisable at $0.13 per share, vest immediately, and expire on May 25, 2010. The Company recorded a stock-based compensation expense in selling and administrative expenses in the amount of $7,627 during the three-month period ended June 30, 2005. This represents the entire fair value of the options granted. The fair value of the options was calculated using the Black-Sholes Option Pricing Method.

On February 1, 2005 the Company entered into a 12 month agreement for the provision of financial advisory services. Compensation will be in the form of 800,000 shares of common stock valued at $120,000 and to be delivered after all services have been provided. The Company is accruing $10,000 monthly in regards to this agreement until $120,000 has been accrued.

Subsequent to year end the Company has entered into 3 operating leases for research equipment. The total minimum commitment regarding these leases is $91,287 spread over 60 months commencing December 1, 2004 and ending November 1, 2009.

During April, 2005, the Company, through its wholly-owned subsidiary - AlphaRx International Holdings Limited ("AIH"), entered into a Joint Venture Agreement with Basin Industrial Limited (a wholly-owned subsidiary of Advance Pharmaceutical Co. Ltd.). The newly formed joint venture will be named AlphaAP Inc.("AAP") and will be headquartered in Hong Kong. Basin will provide debt financing to AAP of up to HK$1,250,000 quarterly for three years which shall be repaid without interest as soon as AAP generates profits or upon the completion of an initial public offering on a recognized stock exchange. There is no firm target date for when, or even if, such a public offering will be undertaken.

The Company will receive a royalty from AAP's gross sales. The Company will also receive a one time licensing fee of USD $11,000,000 from AAP, contingent upon completion of its initial public offering. To date, no funding has been infused into the joint venture and no commercial activities have commenced.

NOTE 18. RESTATEMENT OF PRIOR YEAR FINANCIAL STATEMENTS

EITF 98-5 and EITF 00-27 requires recognition of a conversion feature that is in-the-money at issuance as additional paid in capital, measured by allocating a portion of the proceeds equal to the intrinsic value of that feature including the value of the warrants, which was applicable in this instance. The warrants were valued using Black -Scholes Pricing Method. The debt discount on the beneficial conversion has been limited to the proceeds received and has been amortized over the term of the convertible debt.

Previously reported results did not included recognition of a conversion feature that is in-the-money at issuance as additional paid in capital, measured by allocating a portion of the proceeds equal to the intrinsic value of that feature. Restatement of previous periods is as follows:

For the Period Ending:	March 31, 2004	June 30, 2004	September 30, 2004

Net Loss as previously reported:	$(671,368)	$(1,175,529)	$(1,772,840)

Interest expense per EITF 98-5	(861,000)	(1,161,000)	(1,161,000)
and EITF 00-27:

Net Loss, as restated:	$(1,532,368)	$(2,336,529)	$(2,933,840)